UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FBL Financial Group, Inc.
(Exact name of registrant as specified in its charter)

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FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF FBL FINANCIAL GROUP, INC.

Date: Thursday, May 22, 2014
Time: 8:00 a.m. Central Daylight Time
Place: FBL Financial Group, Inc. Corporate Headquarters
5400 University Avenue
West Des Moines, IA 50266

AGENDA:

1	Elect a Board of Directors;
2	Approve, by non-binding vote, a resolution regarding executive compensation; and
3	Ratify the appointment of our Independent Registered Public Accounting Firm for 2014.

At the meeting we will also report on FBL's 2013 business results and other matters of interest to shareholders. Only shareholders who owned stock at the close of business on March 14, 2014 can vote at this meeting or any adjournments that may take place.

On March 31, 2014, we made available to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2014 proxy statement and annual report, and vote, online. The 2014 proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card and annual report, if you only received the Notice of Internet Availability of Proxy Materials by mail, or (ii) elect for subsequent years to receive your proxy statement, proxy card and annual report over the Internet, if you received them by mail this year.

Enclosed with this Notice of Annual Meeting is the 2014 proxy statement and proxy card, and the 2013 annual report on Form 10-K as filed with the Securities and Exchange Commission. The annual report on Form 10-K contains all information required to be included with an annual report to shareholders. In addition you may see our online annual report on the home page of our website, www.fblfinancial.com. Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or by telephone, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may date, sign and mail the proxy card in the envelope provided.

By Order of the Board of Directors

/s/ Denny J. Presnall
Denny J. Presnall
Secretary

March 31, 2014

Notice of Electronic Availability of Proxy Statement and Annual Report

As required by rules adopted by the Securities and Exchange Commission (“SEC”), FBL is making this proxy statement and proxy card, and its annual report on Form 10-K, available to stockholders electronically via the Internet. On March 31, 2014, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report, and vote, online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review on-line all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet.

If you received a Notice by mail and would like to receive a paper copy of our proxy materials, you must request one. There is no charge to you for requesting a paper copy. If you received a paper copy of our proxy materials and want to receive an electronic copy, you must request one. There is no charge to you for requesting an electronic copy.

Please make your request for a paper copy or electronic copy of proxy materials related to the May 22, 2014 stockholders meeting on or before Thursday, May 8, 2014 to facilitate timely delivery.

You may make your request using one of the following methods:

•	By telephone: 1-800-579-1639

•	By e-mail: sendmaterial@proxyvote.com (if requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number [located on the Notice] in the subject line)

•	By Internet: www.proxyvote.com

QUESTIONS AND ANSWERS

1	Q:	On what may I vote?
	A:	1) the election of four Class A directors;
2) the non-binding approval of a resolution regarding executive compensation; and
3) the ratification of the appointment of our Independent Registered Public Accounting Firm for 2014.

2	Q:	How does the Board recommend I vote on the proposals?
A:
The Board recommends a vote FOR each of the nominees for Class A directors, FOR the advisory vote on executive compensation, and FOR ratification of the appointment of the Independent Registered Accounting Firm.

3	Q:	Why are there only four Class A director nominees?
A:
We use the controlled company exemption under NYSE corporate governance rules. This permits a company with a majority shareholder not to have a majority of its directors be independent and to vary the makeup of certain director committees. This year the Class B shareholders will elect six Class B directors and the Class A and Series B preferred shareholders will elect four Class A directors. The four include the CEO and three independent directors. See additional discussion on page 6.

4	Q:	Who is entitled to vote?
	A:	Shareholders as of the close of business on March 14, 2014 (the record date) are entitled to vote at the annual meeting.

5	Q:	How do I vote?
A:
Depending on the form of proxy or voting instructions you receive, you may follow directions to cast your vote by telephone or over the Internet. Or, if you receive a printed proxy card, you may sign and date it and return it in the pre-paid envelope. If you return your signed proxy card but do not indicate how you wish to vote, your shares will be voted in accordance with the Board's recommendations. Regardless of the method of voting you use, you have the right to revoke your proxy at any time before the meeting by: 1) notifying FBL's corporate secretary, 2) voting in person, or 3) returning a later dated proxy.

6	Q:	Who will count the votes?
A:
We have retained Broadridge Investor Communication Solutions, Inc. to distribute our proxy materials, receive the proxies and tabulate the results. Broadridge's report will be reviewed by an employee of our legal department who will be appointed as the inspector of election.

7	Q:	Is my vote confidential?
A:
Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Broadridge. An image of them may be forwarded to us after the meeting. We would not release information identifying individual shareholders unless legally required to do so. We do not receive any identifying information regarding how employees vote Class A shares held in their 401(k) accounts.

8	Q:	What shares are included in the proxies?
A:
Your proxy represents all of your shares, including those in our direct stock purchase plan administered by our transfer agent, American Stock Transfer & Trust Company. Shares held in custody by Principal Financial Group for the 401(k) plan for employees are represented by a separate voting instruction. If you do not vote by telephone or Internet or return your proxy cards, your shares will not be voted. If employees do not vote by Internet or return their voting instruction card, their shares in the 401(k) plan will be voted in proportion to the votes instructed by other employees.

9	Q:	What does it mean if I get more than one Notice?
A:
If your shares are registered differently and are in more than one account, you may receive more than one Notice. Respond to each Notice to insure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, American Stock Transfer, at (866) 892-5627. Employees will receive a separate voter instruction card for shares in the 401(k) plan, in addition to a Notice for any shares owned directly.

10	Q:	How many shares can vote?
A:
As of the record date, March 14, 2014, 24,741,871 shares of Class A common stock, 11,413 shares of Class B common stock and 5,000,000 shares of Series B preferred stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held. Each share of Series B preferred stock is entitled to two votes. In summary, there were a total of 34,753,284 eligible votes as of the record date. The Class A common shareholders and the Series B preferred shareholders vote together to elect the Class A directors; the Class B common shareholders elect the Class B directors. The Class A common shareholders and the Series B preferred shareholders vote together as one class, and the Class B common shareholders vote as one class, on all other matters.

11	Q:	What is a “quorum”?
A:
A “quorum” means that holders of shares representing a majority of the outstanding votes are present at the meeting in person or represented by proxy. There must be a quorum for the meeting to be held. Directors must receive a plurality of votes cast to be elected. Other proposals at this meeting must receive more than 50% of the votes cast to be adopted. If you submit a properly executed proxy, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention.

12	Q:	Who can attend the annual meeting?
	A:	Your directors and management look forward to personally greeting any shareholders who are able to attend. However, only persons who were shareholders on March 14, 2014 can vote.

13	Q:	How will voting on any other business be conducted?
A:
Although we do not know of any business to be conducted at the 2014 annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, giving your proxy authorizes Craig Hill, FBL's Chairman, and Jim Brannen, FBL's Chief Executive Officer, to vote on such matters at their discretion.

14	Q:	Who are the largest shareholders?
A:
Iowa Farm Bureau Federation is the principal shareholder as of March 14, 2014. It owned of record 14,760,303 shares of Class A common stock (59.7% of that class), 7,619 shares of Class B common stock (66.8% of that class), and 5,000,000 shares of Series B preferred stock (100% of that class). Those shares represent 71.3% of the total potential votes. Because the Class B common shares are convertible into an equal number of Class A common shares at the election of the holder, Iowa Farm Bureau Federation is deemed to be the beneficial owner of the number of Class A shares owned of record plus the number which could be converted within 60 days. Under that computation, Iowa Farm Bureau Federation is the beneficial owner of 14,767,922 Class A shares, 59.7% of that class. Farm Bureau Mutual Holding Company ("Farm Bureau Mutual") through its subsidiaries Farm Bureau Property & Casualty Insurance Company ("Farm Bureau Property & Casualty") and Western Agricultural Insurance Company ("Western Ag") held 199,016 shares of Class A common stock (0.8% of that class) and 2,390 shares of Class B common stock, being 20.9% of that class; in total, 0.6% of the total potential votes. Iowa Farm Bureau Federation and the Farm Bureau Mutual companies share our corporate headquarters' address, 5400 University Avenue, West Des Moines, Iowa 50266.

In addition, Dimensional Fund Advisors LP ("Dimensional") has informed us by filing Schedule 13G that it is the beneficial owner of 2,398,738 shares of Class A common stock as of December 31, 2013, 9.71% of that class. Its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional has indicated that it has sole dispositive power with respect to the shares as a result of acting as an investment adviser to four investment companies and acting as investment manager to certain other commingled group trusts and separate accounts. Dimensional disclaims beneficial ownership, noting the various investment companies and managed accounts are the owners of the shares.

15	Q:	How are the Class B directors elected?
A:
Only Farm Bureau organizations affiliated with the American Farm Bureau Federation and in whose geographic territory the Company's insurance subsidiaries use the Farm Bureau name and logo may own Class B common stock. Farm Bureau organizations or their affiliates in 14 Midwestern and Western states own Class B shares. By agreement, only presidents of the 14 state Farm Bureau organizations, and one officer of a state Farm Bureau entity, are eligible for nomination as the six Class B directors. The Class B nominating committee is made up of the presidents of the 14 state Farm Bureau organizations, who meet annually to determine the nominees. Their determinations are made based on the voting power of the organizations they represent. All of the Class B owners have agreed they will vote to elect the named nominees as Class B directors. It is expected that the President and an additional officer of the Iowa Farm Bureau Federation will both be Class B directors, as long as that organization remains the largest shareholder.

16	Q:	When are shareholder proposals for the next annual meeting due?
A:
All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by December 6, 2014. You must have held the lesser of $2,000 market value or 1% of the Company's securities entitled to vote on the proposal, for at least one year before submitting a proposal, and you must continue to hold those securities through the date of the meeting.

FBL's advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the annual meeting must be submitted to the Corporate Secretary at the above address not less than 120 days before the first anniversary of the prior year's annual meeting which would be no later than January 23, 2015. That notice needs to be accompanied by the name, residence and business address of the shareholder, a representation that the shareholder is a record holder of FBL shares or holds FBL shares through a broker and the number and class of shares held, and a representation that the shareholder intends to appear in person or by proxy at the 2015 meeting to present the proposal.

17	Q:	Can a shareholder nominate someone as a director of the Company?
A:
As a shareholder of record, you may recommend any person as a nominee for Class A director. Recommendations are made by writing to the Secretary of the Company not less than 120 days prior to the first anniversary of the prior year's annual meeting. Your notice needs to set forth your name and address, and the name, address, age and principal occupation or employment of the person to be nominated, a representation that you are a record holder of Class A common stock, and intend to appear in person or proxy at the meeting to nominate the person specified, the number and class of shares you own, and the number and class of shares, if any, owned by the nominee. You also need to describe any arrangements between you and the nominee and other information as required by the Securities Exchange Act, including the nominee's written consent to being named in a proxy statement and to serve as a director if elected. Nominations for Class B directors are governed by an agreement between all the holders of Class B common stock.

CORPORATE GOVERNANCE

Board Organization

In conjunction with the majority shareholder, the Board determined to revise its organization, effective in May 2013, to begin utilizing the "controlled company" exemption under the New York Stock Exchange corporate governance standards. Under this provision, a controlled company (having a majority shareholder) is not required to have a majority of the Board of Directors consist of independent directors, and the corporate governance and compensation committees are not required to consist only of independent directors. Class A directors, elected by holders of the Class A common stock and the Series B preferred stock voting as a single class, reduced in number from eight to four. The four Class A director nominees are the CEO and three independent directors. Class B directors, elected by holders of the Class B common stock, increased from five to six. The Board has not made any determination regarding the independence of the Class B directors.

In utilizing the controlled company exemption, the Board also revised its committee structure. The Audit Committee continues to consist of the three independent directors. The Class A Nominating and Corporate Governance Committee is expected to consist of one Class A director and three Class B directors. The Management Development and Compensation Committee is expected to consist of two Class A directors and two Class B directors. The Board has elected not to appoint a Finance Committee and it no longer meets. The changes in board organization are reflected in changes in the bylaws, in the various committee charters, in the Corporate Governance Guidelines and in the Class B Common Shareholders Agreement, all effective as of May 16, 2013.

When we became a public company in 1996 we had a board of three independent Class A directors and 18 Class B directors. We maintained a board of up to 13 directors, with an independent majority, from the time the independent majority requirement was adopted by NYSE in 2004 until 2013. A smaller sized board, with fewer committee assignments, is creating expense savings. Operations of the Company became significantly less complex upon the sale of former subsidiary EquiTrust Life Insurance Company at the end of 2011. This has made the Board and the majority shareholder comfortable with the ability of a smaller board to adequately oversee current operations. As we continue to emphasize growth of our business in the Farm Bureau niche marketplace, the additional Class B director is expected to be nominated from one of the state Farm Bureaus of Idaho, Montana, North Dakota, Oklahoma, Wisconsin or Wyoming, state Farm Bureaus which have not been represented on our Board for some time and states in which we sell life insurance and annuities but do not manage the Farm Bureau affiliated property/casualty insurance company.

The Board will make its own determination from time to time of what form of Board leadership works best for the Company. However, as long as the Company has a single shareholder owning a significant voting block, it is expected that a representative of that shareholder will be Chairman of the Board, and that the Board will not choose to have the same individual serve as Chairman and Chief Executive Officer of the Company. So long as the Chairman of the Board is affiliated with the majority shareholder, the Board, by action of the independent directors, will appoint a Lead Director who will conduct any separate meetings of non-management and independent directors and have such other duties and responsibilities as are set by the Board from time to time. The majority shareholder and the Board have determined that this leadership structure gives appropriate deference to the economic interests of the majority shareholder and the other Farm Bureau affiliated shareholders, while encouraging valuable input and oversight from the independent directors.

Under this arrangement, Craig Hill, President of the Iowa Farm Bureau Federation, is the Chairman. The independent directors have elected Jerry Chicoine as the Lead Director. He was also elected Vice Chairman of the Board and appointed to the Executive Committee. The Lead Director, among other matters, facilitates communications among directors, works with the Chief Executive Officer to ensure appropriate information flow to the Board and chairs an executive session of the non-management directors, and of the independent directors, at each formal Board meeting.

Assignments to, and chairs of, the committees are recommended by the Class A Nominating and Corporate Governance Committee and selected by the Board. All committees report on their activities to the Board. See “Further Information Concerning the Board of Directors” for more information regarding membership on and workings of the various committees.

Corporate Governance Guidelines

The Board of Directors adopted governance guidelines for the Company and the Board to ensure effective corporate governance. The governance principles are summarized below, and the full text of the governance guidelines is posted on the Company's website at www.fblfinancial.com.

Objective of the Board of Directors

The business of FBL is managed under the direction of the Board. The Board represents the interests of the shareholders; as such it oversees the strategic direction and conduct of the Company's business activities so as to enhance the long-term value of the Company. One of the Board's principal roles is to select and oversee a well-qualified and responsible Chief Executive Officer and management team to run the Company on a daily basis.

Board and Board Committee Responsibilities Include:

•	Nominate Board candidates for election by the shareholders;

•	Oversee management, including the selection, monitoring, evaluation and compensation of the Chief Executive Officer and other senior executives;

•	Oversee compliance with laws, regulations and ethical behaviors;
`

•	Understand the major risks in the business and available risk management techniques and confirm that control procedures are adequate;

•	Promote integrity and candor in the audit of the Company's financial statements and operations, and in all financial reporting and disclosures;

•	Review and approve management's strategic and business plans;

•	Review and approve major transactions, financial plans, objectives and actions, including significant capital allocations and expenditures;

•	Monitor management's performance of its plans and objectives and advise management on significant decisions; and

•	Assess its own effectiveness.

Board Operation

The Board normally has four regularly scheduled meetings each year and special meetings as needed. Committee meetings are normally held in conjunction with Board meetings, plus additional meetings as needed. The Chairman, the Lead Director, the Board and the committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages communication, meaningful participation, and timely resolution of issues. Directors receive the agenda and materials in advance of meetings and may ask for additional information from, or meet with, senior management at any time. Strategic planning sessions are held periodically at regular Board meetings. Board education sessions are held at least annually. In 2013 all directors attended educational training sessions.

Board's Role in Risk Oversight

The Board of Directors is responsible for risk oversight.

The Audit Committee monitors financial reporting risks and enterprise risk management (ERM).

The Management Development and Compensation Committee reviews the potential of risks being related to or created by compensation and incentive systems. It concluded in February 2014, after reviewing an internal study of all compensation systems, that the Company's compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Company's Management Team monitors all other risks on an ongoing basis. An employee staffed Enterprise Risk Management Committee is responsible for identifying risks that impact any and all of our businesses, establishing a reporting system to insure that each risk is being dealt with appropriately and communicating results regularly to the Management Team, Audit Committee and Board of Directors. The Enterprise Risk Management Committee monitors quarterly surveys of the identified risks for possible elevations or changes in risk status with relation to established risk tolerances. A “dashboard” report is provided quarterly to the Management Team and the Audit Committee of the Board for their assessments of the risks.

Board Advisers

The Board and its committees (consistent with their respective charters) may retain their own advisers and consultants as they determine necessary to carry out their responsibilities.

Board Evaluation

The Class A Nominating and Corporate Governance Committee coordinates an annual evaluation process by the directors of the Board's performance and procedures, including evaluation of committee performance. The Board and each of the standing committees have conducted annual evaluations of their performance and procedures, including the adequacy of their charters, as established in the bylaws and charter documents.

Board Compensation

The Management Development and Compensation Committee, in accordance with the policies and principles set forth in its charter, reviews and makes recommendations to the full Board with respect to compensation of directors. As part of such review, the Management Development and Compensation Committee periodically reviews director compensation (including additional compensation for committee members) in comparison to companies that are similarly situated to ensure that such compensation is reasonable, competitive and customary. In addition, the Board will review all consulting contracts with, or other arrangements that provide other indirect forms of compensation to, any director or former director.

Director Share Ownership Guidelines

To more closely align the interests of directors and the Company's stockholders, the Board has determined that directors are required to own FBL stock worth three times their annual retainer within five years of becoming a director. The annual retainer is $30,000 for Class A directors and $12,500 for Class B directors, resulting in a share ownership requirement of value equivalent to $90,000 for Class A directors and $37,500 for Class B directors. "Ownership" includes shares owned outright, beneficially, in retirement plans, represented by restricted stock units ("RSUs") and vested but unexercised stock options. Directors may choose to receive some or all director fees in cash settled share equivalent units under the Directors Compensation Plan, which are recognized as the ownership of equivalent shares for purposes of the share ownership guidelines. For Class B directors, "ownership" includes any Class A and Class B common stock and preferred shares owned by the Class B shareholder which is represented on the Board by such Class B director. All directors have met or are on track to meet the ownership requirements.

Charitable Contributions

The Board will review major charitable contributions by the Company to organizations with which any director is affiliated.

Corporate Conduct

We have adopted the FBL Corporate Compliance Manual, which applies to all employees, officers and directors of the Company. An extract from the manual titled the Code of Conduct meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE. We have also adopted a Code of Ethics for CEO and Senior Financial Officers. The Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. Both the Code of Business Ethics and Conduct and the Code of Ethics for Senior Financial Officers are posted on our website at www.fblfinancial.com under the heading Corporate Governance - Governance Documents. Any amendments to the Code of Conduct or Code of Ethics are promptly incorporated into the website posting. We intend to disclose any waivers of the Codes for executive officers or directors on our website.

Communications with the Board of Directors

The Board has established a process for shareholders and other interested parties to communicate with members of the Board, including the Lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can mail materials c/o Secretary, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, IA 50266, or e-mail Contact.Board@FBLFinancial.com.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table illustrates a schedule of cash compensation payable to the directors.

Non-employee directors annual fee	$45,000
Class A Director retainer	30,000
Class B Director retainer	12,500
Board meeting fees	1,500
Board telephonic meetings	1,000
Committee meeting fees
Audit	1,000
Management Development and Compensation	1,000
Class A Nominating and Corporate Governance	1,000
Executive	1,000
Class B Nominating	500 (250 telephonic)
Other Retainers
Lead Director	10,000
Audit chair	10,000
Management Development and Compensation chair	10,000
Class A Nominating and Corporate Governance chair	5,000

Directors may elect to receive their fees in cash or in cash settled deferred stock equivalent units pursuant to the Director Compensation Plan. All directors are reimbursed for travel expenses incurred in attending Board or committee meetings.

As part of the Company's decision to reduce dilution to existing shareholders, beginning in 2012 the non-employee directors receive an annual cash payment of $45,000 at the annual meeting date instead of a grant of shares of that value.

2013 Director Compensation Table
	Fees Earned/Paid in Cash(c)	Stock Awards	All Other Compensation	Total
Name(a)	$	$	$	$
Steve L. Baccus(b)	61,000	─	─	61,000
Roger K. Brooks	101,500	─	─	101,500
Jerry L. Chicoine	111,250	─	─	111,250
Tim H. Gill	46,167	─	331	46,498
Robert H. Hanson	45,083	─	240	45,323
Joe D. Heinrich(b)	51,500	─	─	51,500
Craig D. Hill(b)	─	59,538	─	59,538
Paul E. Larson	98,500	─	─	98,500
Edward W. Mehrer	47,167	─	─	47,167
Dennis J. Presnall(b)	5,500	57,197	─	62,697
Frank S. Priestley	51,500	─	─	51,500
Kevin G. Rogers	55,000	─	─	55,000
Scott E. VanderWal	57,000	─	─	57,000
John E. Walker	44,083	─	226	44,309
________________

(a)
Excludes employee director Brannen, who received compensation including equity based awards from the Company during 2013 (see Executive Compensation) and was not separately compensated for his service as a director. Directors Gill, Hanson, Mehrer, Presnall and Walker completed their board service at the 2013 annual meeting.

(b)
Mr. Baccus is an officer of the Kansas Farm Bureau, and Mr. Heinrich, Mr. Hill and Mr. Presnall are officers of Iowa Farm Bureau Federation. Of the indicated compensation amounts, a portion of that payable to Mr. Baccus, Mr. Heinrich, Mr. Hill and Mr. Presnall is paid to their parent organizations, and they are separately compensated by those organizations for their services to those organizations, including service as a director of the Company. As corporate officers, Mr. Hill and Mr. Presnall are also considered employees of the Company. As such, they received the stock awards consisting of service based cash settled restricted stock units which vest and are paid over a five year period.

(c)
Various directors have elected to defer various amounts of earned fees to the Director Compensation Plan, a nonqualified deferred compensation vehicle which accumulates share equivalents based on the market price on the date of fee payments. The Director Compensation Plan also accumulates dividend equivalent shares on the account balances at the same rate as dividend payments on outstanding shares. Starting in 2012, the Director Compensation Plan accumulates units which will be settled in cash upon the director's separation from service. The cash settled units also accumulate dividend equivalents.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors met five times during 2013. All of the directors attended at least 75% of the Board meetings and committee meetings of which they were members. The Company has adopted a formal policy that attendance of directors at the annual shareholder meeting is expected; all directors then in office did attend the last annual meeting in May 2013.

The committees of the Board of Directors and the number of meetings held by each committee in 2013 were:

Number of Meetings Held During 2013
Committee Name
Executive Committee	5
Audit Committee	8
Finance Committee	1
Management Development and Compensation Committee	8
Class A Nominating and Corporate Governance Committee	3
Class B Nominating Committee	1

The Executive Committee is composed of Hill (Chairman), Baccus, Brannen (the CEO is an ex officio member of the committee), Chicoine and Denny J. Presnall, Secretary of the Company, who is Executive Secretary of the Iowa Farm Bureau Federation. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, except for matters reserved to the Board by the Iowa Business Corporation Act, and except for removal or replacement of the Chairman or Chief Executive Officer.

The Audit Committee consists of Class A Directors Brooks, Chicoine and Larson (Chair). The Audit Committee must include only Class A directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Board of Directors has determined that the above members of the Audit Committee meet such standards, and further that all are “financially literate” and have “accounting or related financial management expertise,” as required by the NYSE Listed Company Manual. Further, the Board of Directors has determined that all members are “audit committee financial experts,” as that term is defined in SEC regulations.

The Audit Committee hires FBL's Independent Registered Public Accounting Firm and reviews the professional services to be provided by the firm and its independence from our management. The Audit Committee also reviews the scope of the audit by the Independent Registered Public Accounting Firm and its fees, our annual and quarterly financial statements and related filings with the SEC, the system of internal accounting controls and other matters involving the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, risk analysis and meets quarterly with members of the internal audit staff. The Audit Committee is required to review with the Independent Registered Public Accounting Firm and management any material transaction or series of similar transactions to which FBL was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of voting stock of the Company is a party. Additionally, if the Audit Committee determines that any transaction or proposed transaction between FBL and Farm Bureau Property & Casualty may be unfair to FBL, the Board is required to submit the matter to a coordinating committee for resolution. A copy of the current Audit Committee Charter is available on our website, www.fblfinancial.com.

The Management Development and Compensation Committee includes Class A Directors Brooks (Chair) and Chicoine, and Class B Directors Baccus and VanderWal. A sub-committee consisting only of the two independent directors has been formed to manage equity based security grants and performance terms under Section 16 of the Securities Exchange Act and Section 162(m) of the Internal Revenue Code, respectively. The Committee's basic responsibilities are to assure that the executive officers of the Company and its wholly-owned affiliates are compensated effectively in a manner consistent with the shareholders' interests and consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies, to oversee hiring, promotion and development of executive talent within the Company, including management succession planning and review, and to administer any benefit plans related to or based on the Company's equity securities. The committee has full responsibility for determining the compensation of the Chief Executive Officer, in conjunction with the Board's review of the Chief Executive Officer's performance. The committee has adopted a Management Development and Compensation Committee Charter which can be found on our website, www.fblfinancial.com.

The responsibilities of the Class A Nominating and Corporate Governance Committee include to assist the Board in (i) identifying qualified individuals to become Class A Board members, consistent with criteria approved by the Board, (ii) determining the composition of the Board of Directors and its committees, (iii) monitoring a process to assess Board effectiveness and (iv) developing and implementing the Company's corporate governance guidelines. Current members are Class A director Chicoine (Chair) and Class B directors Heinrich, Priestley and Rogers. The committee's charter and the corporate governance guidelines are available on our website, www.fblfinancial.com. The Class A Nominating and Corporate Governance Committee also takes the lead in preparing and conducting annual assessments of Board and Board Committee performance, and makes recommendations to the Board for improvements in the Board's operations. It also periodically reviews matters involving the Company's corporate governance, including director education, the size of the Board and the corporate governance guidelines, and recommends appropriate changes to the Board.

The Class B Nominating Committee reviews nominations for election to the Board as Class B directors pursuant to the Class B Shareholders Agreement, and nominates candidates to fill vacancies among the Class B directors. The Committee members are the presidents of the fourteen state Farm Bureau organizations in the trade area of Farm Bureau Life Insurance Company (Farm Bureau Life), including those who are current Class B directors, who meet to determine nominees for election. Mr. Hill chairs the committee.

In addition to the Board committees, we have established several operational committees, the activities of which are reported to the Board. These include an Investment Committee, which consists of Mr. Brannen and four additional officers, and an Advisory Committee composed of certain executives of Farm Bureau affiliated property-casualty insurance companies in the Farm Bureau Life market territory. The Board may establish other committees in its discretion.

PROPOSAL NUMBER ONE ─ ELECTION OF CLASS A DIRECTORS

There are four nominees for election as Class A directors, to be elected by the vote of the Class A common shareholders and holders of the Series B preferred stock, voting together as a single class. One nominee is the Chief Executive Officer of the Company, and three nominees are independent of management. The nominees have previously been elected by the shareholders. The Board of Directors, based on information received in questionnaires and in personal interviews, has determined that all nominees are qualified to serve, and the three independent nominees ─ Messrs. Brooks, Chicoine and Larson ─ possess the degree of independence from management and from the Company mandated by the SEC and the New York Stock Exchange (“NYSE”).

Process of Nominations

The Class A Nominating and Corporate Governance Committee identifies potential Board candidates from its own network of business and industry contacts, and from recommendations from other directors, Class B shareholders and management. The committee will consider nominations made by Class A shareholders, as explained in the answer to question 17 at the beginning of this proxy statement. The Board has established criteria for the committee to use in assessing nominees in the areas of competency, skills/experience and personal representations.

Competency includes: integrity, accountability, independent thought process, high performance standards and business credibility, freedom from conflict, adequate time to fulfill duties and attributes to fit into existing needs of the Board.

Skills/experience include: financial literacy, executive experience, leadership skills, technical skills in identified areas of need, fortitude to make and stand behind tough decisions and achievement in business, career, education and community; agribusiness or public company experience is a plus.

Personal representations include: express strong values and integrity of character, make informed judgments, maturity and confidence of judgment, courage of convictions, loyalty, committed to representing long-term interests of the shareholders, strong support of "duties of care", diligence of a reasonably prudent person, will act in good faith, rationally and fair, practical wisdom, commitment to develop knowledge to advance interests of the Company and the industry, commitment to prepare for and attend meetings, and willingness to resign upon significant changes in abilities or value of contribution due to altered employment status, residency, geographic location or health.

The committee will review the preceding criteria along with the candidates' qualifications to determine if they possess several of the following characteristics: business and financial acumen, knowledge of the insurance and financial services industries, knowledge of agriculture and agricultural businesses and prior experience as a director. Additionally, the Board believes that it is desirable that the Board members represent diverse viewpoints and have unique thinking due to diverse experiences. The Board is not limited by a formal policy with respect to diversity; the committee considers several types of diversity, including diversity of education, professional experience, skills, geography, gender, age and life experience. The committee also reviews the candidate's independence from the Company and its management, based on responses to written questions, background checks, and personal interviews.

Independence Determinations

In making its independence determinations, the Board specifically reviewed information that Director Paul E. Larson is also a director of Wellmark, Inc. and Wellmark of South Dakota, Inc., which provide Blue Cross-Blue Shield health insurance policies sold by agents of the Company's insurance affiliates in Iowa and South Dakota. The Company's managed affiliate, Farm Bureau Property & Casualty, received approximately $16.7 million of commission income for such sales in 2013, approximately 89% of which was in turn paid out as commissions and royalties. The financial results of this managed affiliate are not consolidated with the Company, and it has its own separate board of directors, not including Mr. Larson. Mr. Larson is not an officer or shareholder of Wellmark. The amounts involved are substantially below 3% of revenues of the affected companies. Mr. Larson is also a director of GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company, both being property/casualty insurers which are not in competition with the Company. Based on these facts, the Board determined that these relationships are not material and do not affect the independence of Mr. Larson.

There were no other relationships involving the independent directors and the Company that required an assessment of independence by the Board. All directors are elected annually, and serve a one-year term until the next annual meeting. If any director is unable to stand for election, the Board will designate a substitute. In that case, proxies voting for the original director candidate will be cast for the substituted candidate.

Nominees for Class A Director

Director Qualifications

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to FBL and our Board. Finally, we value their significant experience on other public company and community boards of directors and board committees.

Attributes of Class A Nominees

In nominating the Class A Directors, the Class A Nominating and Corporate Governance Committee determined that the last sentence of each nominee's biographical paragraph which follows captures the essence of the specific experiences, qualifications, attributes or skills that qualify the person to serve as a director.

James P. Brannen, Chief Executive Officer Member: Executive Committee Class A Director since 2013 Age: 51

Mr. Brannen was named interim CEO effective June 30, 2012, and CEO August 23, 2012. He most recently was Chief Financial Officer, Chief Administrative Officer and Treasurer since 2007. Mr. Brannen joined FBL in 1991 and held various positions in the tax and accounting areas prior to being named vice president - finance in 2000. Prior to joining FBL, Mr. Brannen managed corporate tax matters for insurance companies at Ernst &Young. He is a graduate of the University of Iowa with a major in accounting. He is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants. Mr. Brannen serves in several civic and industry organizations, including the board of directors of United Way of Central Iowa, Board of Governors of the Property Casualty Insurance Association of America, and as Vice President of the Federation of Iowa Insurers. We believe Mr. Brannen's qualifications to sit on our Board of Directors include his position as CEO and his intimate knowledge of the Company and the insurance industry gained through many years of employment.

Roger K. Brooks, Class A director Member: Audit and Management Development and Compensation Committees Class A Director since 2009 Age: 76

Mr. Brooks is the retired Chief Executive Officer and Chairman of AmerUs Group. He retired from AmerUs in 2005, after nearly 50 years of service. Mr. Brooks has served on numerous community boards and is a member of the Iowa Insurance Hall of Fame and Iowa Business Hall of Fame. He was previously a Fellow of the Society of Actuaries. Mr. Brooks graduated magna cum laude with a bachelor's degree in mathematics from the University of Iowa. He also participated in Stanford University's Executive Program. We believe Mr. Brooks' qualifications to sit on our Board of Directors include his demonstrated insurance industry expertise and experience through his 50 year tenure at AmerUs Group, retiring as its CEO and Chairman.

Jerry L. Chicoine, Class A director, lead independent director and Vice Chairman of the Board
Member: Audit, Executive, Class A Nominating and Corporate Governance and Management Development and Compensation Committees
Class A Director since 1996 Age: 71

Mr. Chicoine retired effective January 1, 2001 as Chairman and Chief Executive Officer of Pioneer Hi-Bred International, Inc. He had served in those capacities since 1999, and was Pioneer's Executive Vice President and Chief Operating Officer since 1997. From 1988 to 1997 he had served as Senior Vice President and Chief Financial Officer. He was named a director of Pioneer Hi-Bred in March 1998. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPAs in 1998. He was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986, and also holds a law degree. We believe Mr. Chicoine's qualifications to sit on our Board of Directors include his professional experience as a long time practicing CPA, plus executive level business experience in an agricultural industry as the retired CEO of Pioneer Hi-Bred International, Inc.

Paul E. Larson, Class A director Member: Audit Committee Class A Director since 2004 Age: 61

Mr. Larson retired in 1999 as President of Equitable Life of Iowa and its subsidiary, USG Annuity and Life, after 22 years with the companies. Mr. Larson holds both a law degree and a certified public accountant designation. He was named Outstanding CPA in Business and Industry by the Iowa Society of CPAs in 1999, and inducted into the American Institute of CPA's Business and Industry Hall of Fame in 2000. He is a member of the board of directors of non-public companies Wellmark, Inc., Wellmark of South Dakota, Inc., GuideOne Mutual Insurance Company and GuideOne Specialty Mutual Insurance Company. He was also a board member of EquiTrust Mutual Funds (which was then managed by one of our subsidiaries), where he was chair of the Audit Committee and the committee's financial expert. He resigned from the EquiTrust Mutual Funds board upon election to our Board in 2004. We believe Mr. Larson's qualifications to sit on our Board of Directors include his accounting and financial management background, and 20 years of experience with a public life insurance company.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES FOR CLASS A DIRECTORS.

Nominees for Class B Director, to be elected by the Class B Common Shareholders

Attributes of Class B Nominees

In nominating the Class B Directors, the Class B Nominating Committee determined that the last sentence of each nominee's biographical paragraph which follows, in capsule form, captures the essence of the specific experiences, qualifications, attributes or skills that qualify the person to serve as a director.

Craig D. Hill, Class B director, Chairman of the Board and chair of the Executive Committee Member: Executive and Class B Nominating Committees Class B Director 2002 to 2004, and since 2007 Age: 58

Mr. Hill was elected President of the Iowa Farm Bureau Federation and its subsidiary, Farm Bureau Management Corporation, in December 2011 and has served on its board of directors since 1989. He was its Vice President from 2001 to 2011. He served on the board of Farm Bureau Life from 1989 to 2007, and again from December 2011 when he also became its President. He has been on the board of Farm Bureau Property & Casualty since 1989, and also serves on the board of Western Ag. Mr. Hill is also a director of the American Farm Bureau Federation and FB BanCorp. Mr. Hill farms 1,000 acres of row crops and has a swine operation near Milo, Iowa. We believe Mr. Hill's qualifications to sit on our Board of Directors include his point of view as President of our majority shareholder, his experience as a director of our primary operating companies, and his knowledge of the rural marketplace.

Steve L. Baccus, Class B director Member: Executive, Class B Nominating and Management Development and Compensation Committees Class B Director since 2002 Age: 64

Mr. Baccus is President of the Kansas Farm Bureau, Chairman of the board of directors of Farm Bureau Property & Casualty, and a director of Farm Bureau Life, Western Ag and FB BanCorp. In 2004, Mr. Baccus was elected to the board of directors of the American Farm Bureau Federation. His family farm in Ottawa County, Kansas produces wheat, milo, soybeans, sunflower and irrigated corn. Mr. Baccus earned bachelor's and master's degrees in psychology from Washburn University and Chapman College, respectively. We believe Mr. Baccus' qualifications to sit on our Board of Directors include his experience as a director of our primary operating companies and his knowledge of agriculture and the rural marketplace for our insurance products.

Joe D. Heinrich, Class B director Member: Class A Nominating and Corporate Governance Committee Class B Director since 2013 Age: 52

Mr. Heinrich was elected Vice President of the Iowa Farm Bureau Federation in 2011 and to its board of directors in 2004. He is a director of Farm Bureau Life, Farm Bureau Property & Casualty and Western Ag. Mr. Heinrich and his family farm with his nephew. Together, they have a diversified operation including corn, soybeans, oats and hay, plus a beef cow-calf herd and a dairy operation. We believe Mr. Heinrich's qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary and managed companies, and his point of view as Vice President of our majority shareholder.

Frank S. Priestly, Class B director Member: Class A Nominating and Corporate Governance and Class B Nominating Committees Class B Director 1998 to 2004 and since 2013 Age: 65

Mr. Priestley owns and operates a farm in Franklin, Idaho. He raises alfalfa, hay, wheat, barley, pasture and Holstein dairy heifers. He was elected President of the Idaho Farm Bureau Federation in 1997, having first been elected to the Board of Directors of Idaho Farm Bureau Federation in 1985. He is President and a director of Farm Bureau Mutual Insurance Company of Idaho and Farm Bureau Finance Company (Idaho), and a director of Farm Bureau Life. He is also a director of FB BanCorp, American Agricultural Insurance Company, American Farm Bureau Insurance Services and The Mountain States Legal Foundation. He previously served on the Board of Directors of the American Farm Bureau Federation. We believe Mr. Priestley's qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary along with his service on various state and national agricultural related boards.

Kevin G. Rogers, Class B director Member: Class A Nominating and Corporate Governance and Class B Nominating Committees Class B Director since 2008 Age: 53

Mr. Rogers has been President of the Arizona Farm Bureau Federation since 2003. He also served on the board of the American Farm Bureau Federation and its executive committee for six years through 2010. He is a director of FB BanCorp. He is an officer of the Arizona Cotton Grower's Association and serves on the board of the National Cotton Council, the USDA's Cotton Board (chairman) and is on the USDA's Air Quality Task Force. Mr. Rogers is also a director of Farm Bureau Life, the vice chairman of Farm Bureau Property & Casualty, and a director of Western Ag. His family farms 7,000 acres in the Phoenix metropolitan area and produces cotton, alfalfa, wheat, barley and corn. We believe Mr. Rogers' qualifications to sit on our Board of Directors include his years of experience in the governance of Farm Bureau entities along with his experiences on various national and federal agricultural related boards.

Scott E. VanderWal, Class B director Member: Class B Nominating and Management Development and Compensation Committees Class B Director since 2011 Age: 50

Mr. VanderWal has been president of the South Dakota Farm Bureau Federation since 2004, and a member of its board of directors since 1997. He is also a member of the boards of directors of Farm Bureau Property & Casualty (since 2004), Farm Bureau Life (since 2004), Western Ag (since 2006), FB BanCorp (since 2004) and American Farm Bureau Federation (since 2006), and member of a number of American Farm Bureau task forces. Mr. VanderWal received a bachelor's degree in General Agriculture, with a Plant Science minor, from South Dakota State University in 1985. His family farm operation near Volga, SD includes corn, soybeans, custom cattle feeding and custom harvesting. Mr. VanderWal does the overall financial management, accounting, crop management and planning for the farm operation. He has also participated in agricultural and marketing trips to Brazil, China, Switzerland, Cuba, Panama and Colombia. We believe Mr. VanderWal's qualifications to sit on our Board of Directors include his experience as a director of our primary operating subsidiary and managed companies, and his knowledge of the rural marketplace.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows how many shares of Class A common stock were beneficially owned by each director, director nominee and each named executive officer, as of February 28, 2014. The percentage of FBL Class A common shares beneficially owned by any director or any officer does not exceed 1%, and by all directors and officers as a group, does not exceed 3%. See the answer to question 14 on page 4 for information regarding holders of in excess of 5% of outstanding voting stock.

Name	Shares Beneficially Owned
Steve L. Baccus	25,817	(a)(c)
James P. Brannen	54,629	(c)(d)(e)
Roger K. Brooks	2,849
Jerry L. Chicoine	61,693	(b)
Charles T. Happel	30,733	(c)(d)
Joe D. Heinrich	—
Craig D. Hill	1,000
Richard J. Kypta	354	(c)
Paul E. Larson	14,593	(b)
Daniel D. Pitcher	21,321	(c)(d)
Frank S. Priestley	3,738	(a)
Kevin G. Rogers	1,200
Donald J. Seibel	58,435	(c)(d)(e)
Scott E. VanderWal	8,000	(a)
All directors, nominees and executive officers as a group (14 persons)	284,362

(a)	Includes shares subject to options exercisable within 60 days for the following non-management directors: Baccus, 16,000; Priestley, 2,000; and VanderWal, 6,000.

(b)	Includes deferred units in Director Compensation Plan equivalent to the following shares: Chicoine, 41,434; and Larson, 5,240.

(c)	Includes share units held in 401(k) Savings Plan equivalent to the following shares: Baccus, 2,631; Brannen, 9,850; Happel, 6,398; Kypta, 354; Pitcher, 8,883; and Seibel, 1,332.

(d)	Includes shares subject to options exercisable within 60 days for the following officers: Brannen, 32,957; Happel, 19,404; Pitcher, 12,438; and Seibel, 40,076.

(e)
Includes share equivalent units held in the Executive Salary and Bonus Deferred Compensation Plan and the Employer Match Deferred Compensation Plan for the following officers: Brannen, 11,822; and Seibel, 6,200.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires certain officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2013 our executive officers, directors and ten-percent shareholders complied with all section 16(a) filing requirements applicable to them, with the following exceptions. Mr. McNeill had one report filed one day late and Mr. Seibel had one report filed 12 days late.

EXECUTIVE OFFICERS

Our executive and other officers provide services to the Company and to certain affiliates. Services performed for affiliates are charged to the affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of services. As explained in the section “Certain Relationships and Related Party Transactions - Management and Marketing Agreements,” we receive management fees for managing certain affiliates whose financial statements are not consolidated with ours.

The executive officers of the Company, as named by the Board of Directors, are as follows:

Name	Age	Position
James P. Brannen	51	Chief Executive Officer
Donald J. Seibel	50	Chief Financial Officer and Treasurer
Charles T. Happel	52	Chief Investment Officer
David A. McNeill	59	General Counsel
Daniel D. Pitcher	52	Chief Operating Officer - Property Casualty Companies
John D. Currier, Jr.	43	Chief Operating Officer - Life Companies
D. Scott Stice	45	Chief Marketing Officer
Raymond W. Wasilewski	55	Chief Administrative Officer

The following describes the business experience, principal occupation and employment during the last five years of the executive officers:

Biographical information for Mr. Brannen is found above under “Election of Directors.”

Donald J. Seibel was named Chief Financial Officer and Treasurer in August 2012. He had been Vice President - Finance and a member of the executive management team since 2007. Mr. Seibel joined FBL in 1996 and became GAAP accounting vice president in 1998 and vice president-accounting in 2002. Prior to joining FBL, Mr. Seibel worked in public accounting at Ernst & Young. Mr. Seibel holds a bachelor's degree in accounting from Iowa State University, is a certified public accountant and chartered global management accountant, a member of the American Institute of Certified Public Accountants and the Iowa Society of Certified Public Accountants, and holds the Fellow Life Office Management Institute (FLMI) certification. Mr. Seibel is also active in civic and industry organizations, currently serving as President and on the board of directors of the Iowa Society of Certified Public Accountants, and on the board of Variety - The Children's Charity.

Charles T. Happel, CFA, is Chief Investment Officer. He joined the Company in 1984 as a Farm Bureau Financial Services agent, moving to the corporate office in 1986 as a consultant for investment products. He became a Securities Analyst in 1989. He was promoted to Senior Portfolio Manager for Tax-preferenced Securities in 1999, managing portfolios of municipal bonds, preferred stock, and in 2000, the EquiTrust Value Growth and EquiTrust Managed portfolios. Mr. Happel became Securities Vice President in 2001, developing and executing strategy for property-casualty and equity mutual fund portfolios. He assumed the position of Vice President - Investments in August 2008, and was named Chief Investment Officer in September 2009. Mr. Happel is a graduate of the University of Northern Iowa, holds an MBA from Drake University and a number of industry designations, including CFA, CFP, FLMI, ChFC, CLU, and CPCU. He is a member of the Iowa Society for Financial Analysts and the Association for Investment Management and Research (AIMR).

David A. McNeill was named General Counsel in March 2009 and also served as Secretary from March 2009 until May 2013. He joined the Company in 1989 as counsel. Mr. McNeill received a B.A. from Simpson College in 1979 and a J.D. degree, with honors, from Drake Law School in 1985. He is a Chartered Life Underwriter and a member of the Polk County and Iowa Bar Associations, the Missouri Bar, and the Association of Corporate Counsel. Mr. McNeill serves as a director and the Secretary of the Kansas Life & Health Insurance Guaranty Association, is on the Board of Governors of the Iowa College Foundation and is a director of the Iowa Chapter of the American Parkinson Disease Association.

Daniel D. Pitcher is Chief Operating Officer – Property Casualty Companies of FBL Financial Group. Prior to his current position, he served as vice president, property/casualty companies from 2007 to 2011. Mr. Pitcher joined FBL in 1998 and held various information system roles including as information systems vice president in 2002. Prior to joining FBL, Mr. Pitcher spent 15 years with Nationwide/Allied Insurance in various life and property casualty information systems roles. Mr. Pitcher holds a bachelor’s degree in business administration from Drake University and the FLMI certification.

John D. Currier, Jr. was named Chief Operating Officer - Life Companies in February 2014. He joined FBL Financial Group in June 2013 as Chief Actuary and has been responsible for life actuarial matters. Prior to joining FBL, Mr. Currier held a number of actuarial and product management roles with Aviva USA, ING U.S. Financial Services and Conseco. At Aviva USA he was Senior Vice President, Annuity Product Manager from 2005 to 2008, Executive Vice President, Chief Product Officer from 2008 to 2010 and Executive Vice President, Chief Actuary from 2010 to 2013. He started his career with the actuarial consulting firm of Beckley & Associates. Mr. Currier holds a bachelor’s degree in actuarial science from Butler University. He is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. In addition, he is a member of the Butler University Actuarial Science Board of Visitors.

D. Scott Stice was named Chief Marketing Officer of FBL Financial Group, Inc. in June 2013. He has overall responsibility for sales, marketing and distribution for the Company’s brand, Farm Bureau Financial Services, and its multiline exclusive agency force. Prior to joining FBL, Mr. Stice was Senior Vice President and head of field strategy and execution at Farmers Insurance from 2011 to 2013, and Senior Vice President Eastern Operations from 2008 to 2011. Mr. Stice began his insurance career with Farmers as an exclusive agent in 1990, and held various agency, marketing and field operations positions. Mr. Stice earned a bachelor's degree in business management and administration from the University of the Redlands, and an MBA from Pepperdine University.

Raymond W. (Ray) Wasilewski was named Chief Administrative Officer in May 2013, with responsibility for Information Technology, Human Resources and Agency Services. He joined the management team in 2011 as Vice President, Information Technology. He has been with FBL Financial Group since 1997. Mr. Wasilewski holds a bachelor’s degree in vocational education from Southern Illinois University and a master’s degree in computer information systems from Nova Southeastern University. Before joining FBL Financial Group he was a consultant, a commercial software designer, a computer science and electronics instructor at Alaska Junior College, and he served in the U.S. Navy for 17 years in the cryptography field. Mr. Wasilewski serves on the board of The Technology Association of Iowa.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding compensation during fiscal year 2013 for the following executive officers of FBL:

James P. Brannen, Chief Executive Officer
Donald J. Seibel, Chief Financial Officer and Treasurer
Charles T. Happel, Chief Investment Officer
Daniel D. Pitcher, Chief Operating Officer - Property Casualty Companies
Richard J. Kypta, Chief Operating Officer - Life Companies

These executive officers are referred to in this Compensation Discussion and Analysis and in the subsequent tables as our named executive officers, or “NEOs.” Mr. Kypta retired March 1, 2014.

This report details our compensation program for our named executive officers. It describes certain incentive plans which are measured by various performance targets. The officers and our employees are rewarded when they can deliver the profitable performance that our shareholders seek.

Overview and Profitability

We sell individual life insurance and annuity products through an exclusive distribution channel. Our exclusive agency force consists of 1,801 agents and managers operating in the Midwestern and Western sections of the United States. Several subsidiaries support various functional areas of our life insurance companies and other affiliates, by providing investment advisory and marketing and distribution services. In addition, we manage all aspects of two Farm Bureau affiliated property-casualty companies for a fee but do not include their financial results in our consolidated financial results.

Our profitability is primarily a factor of:

•	The volume of our life insurance and annuity business in force, which is driven by the level of our sales and the persistency of the business written;

•	The amount of spread (excess of net investment income earned over interest credited) we earn on contract holders'
general account balances;

•	Our ability to price our life insurance products to earn acceptable margins over the cost of providing benefits and the expenses of acquiring and administering the products. Competitive conditions, mortality experience, persistency, investment results and our ability to maintain expenses in accordance with pricing assumptions drive our margins on the life products. On many products, we have the ability to mitigate adverse experience through adjustments to credited interest rates, policyholder dividends or cost of insurance charges;

•	Our ability to manage our investment portfolio to maximize investment returns while providing adequate liquidity for obligations to policyholders and minimizing the risk of defaults or impairments of invested assets;

•	Our ability to manage the level of our operating expenses; and

•	Actual experience and changes in assumptions for expected surrender and withdrawal rates, mortality and spreads used in the amortization of deferred acquisition costs.

Key Operating Results

Highlights of FBL Financial Group's 2013 operating results include the following:

•	Record net income and operating income per share achieved with year-over-year increases of 47% and 31%, respectively;

•	Operating income reached a milestone of $100 million for the first time;

•	Significant capital restructuring with further debt reductions and deploying more than $120 million of excess capital, including a $2 per share special dividend; and

•	Very strong sales of life products, with life premiums collected up 20% in 2013.

Five-Year Total Shareholder Return

The following table shows how a $100 investment in the Company's Class A Common Stock on December 31, 2008, would have grown to $335.93 on December 31, 2013, with dividends reinvested quarterly. This may be of interest to those who want to consider total shareholder return when evaluating executive compensation. The chart compares the total shareholder return on the Class A Common Stock to the same investment in the S&P 500 Index and the S&P Life & Health Insurance Index over the same period, with dividends reinvested quarterly.

	Period Ending
	12/31/2008	12/31/2009		12/31/2010	12/31/2011	12/31/2012	12/31/2013
FBL Financial Group, Inc.	$100.00	$127.04		$198.65	$237.95	$242.32	$335.93
S&P 500 Index	100.00	126.46	79.6	145.51	148.59	172.37	228.19
S&P 500 Life & Health Insurance Index	100.00	115.57		144.76	114.78	131.53	215.02

Source: SNL Financial LC

Reimbursement of Compensation Expenses by Managed Affiliates

We manage two affiliated property-casualty companies whose operating and underwriting results and owners' equity are separate from ours. We receive a management fee based on our performance against stated goals for our work in managing Farm Bureau Property & Casualty and Western Ag; we are reimbursed for all compensation and other expenses required to provide the services to those companies. While nearly all employees are employed and compensated by the Company, the compensation expenses of our executives and employees are allocated between us and our subsidiaries on the one hand, and the property-casualty companies on the other hand, based on time and responsibilities estimates and studies. For the named executive officers, the property-casualty companies reimbursed us for the following percentage of their 2013 total compensation expense: Mr. Brannen, 40%; Mr. Seibel, 28%; Mr. Happel, 0%; Mr. Pitcher, 100%; Mr. Kypta, 0%.

Enterprise wide, the managed property-casualty companies reimbursed us for approximately 69% of our 2013 total salary and payroll tax expenses, 48% of our 2013 annual cash incentives, and 39% of our 2013 long-term incentives. As a result, the property-casualty companies are paying their proportionate share of our total salaries, cash incentives and long-term incentives, as well as all other forms of compensation and benefits. These allocations and reimbursements should be considered in any analysis of FBL's compensation costs, executive compensation costs, and costs and uses of short and long-term incentive plans.

We value good relationships with the state and local Farm Bureau entities which sponsor and allow us and our property-casualty affiliates to do business in their geographic areas. We believe that attention to the property-casualty business allows us to do a more effective job of cross selling life insurance products to property-casualty customers, and our cross sales are consistently significantly above industry averages. We further emphasize this relationship by including various property-casualty goals in our annual cash incentive plans.

Executive Compensation Philosophy and Goals

The Management Development and Compensation Committee periodically reviews the executive compensation program in light of trends in practice, regulatory guidance, internal developments, and other considerations as appropriate. The programs reflect the key compensation principles at FBL stated below.

We expect that the FBL Financial Group, Inc. compensation program will help us to attract and retain highly qualified and motivated employees at all levels, encourage and reward achievement of our annual and long-term goals and operating plans, and encourage officers and employees to become shareholders with interests aligned with those of other shareholders, all in an effort to increase shareholder value.

We have specific expectations regarding our executive officers and our named executive officers. We intend that our executive compensation program will effectively and appropriately compensate our executives and will guide their activities in response to targeted incentives we provide, both over the short and long term. We measure appropriateness of the compensation package by comparing it to payments made by other companies in the insurance and financial services industries. Our target is to have overall executive compensation at approximately the blended average of the median of survey data and compensation for peer group companies for comparable positions and performance.

We use a variety of compensation elements to reach these goals. These include base salary, annual cash performance based incentives, long-term incentive awards measured by our stock price, retirement and termination arrangements, general employee benefits, executive benefits and limited perquisites and personal benefits. These elements are reviewed periodically and adjusted as necessary.

We strive to develop simple and effective programs that reflect the value of our Company. Transparency and integrity in the design, administration, and communication of our program are key objectives.

Management Development and Compensation Committee and Supporting Resources

The Management Development and Compensation Committee is in charge of all aspects of executive compensation, and oversees all general compensation programs of the Company. See “Further Information Concerning the Board of Directors” for additional information regarding the Management Development and Compensation Committee.

The Management Development and Compensation Committee has retained Frederic W. Cook & Co. as its compensation consultant, and has satisfied itself that there are no relationships between the Company or its affiliates, and the consultant, that would compromise the consultant's independence. The consultant is exclusively accountable to the Management Development and Compensation Committee. On occasion, management provides information regarding the compensation and benefit programs and business context to the consultant and reviews drafts of the consultant's reports (where not concerning NEO compensation) for accuracy with respect to Company information. The Company from time to time has utilized the services of the Hay Group in reviewing its employment and compensation arrangements, including executive compensation.

The CEO and CFO typically attend meetings of the Management Development and Compensation Committee and oversee staff preparation of materials and various agenda items for meetings of the Committee.

Compensation Program for Named Executive Officers

What our compensation program is designed to reward

To create shareholder value, we want to reward performance that is measurable against targets established in our base salary program and in annual and long-term incentive programs. Many of the targets are derived from the profitability factors listed above; see “Overview and Profitability.” The targets act as drivers of Company improvement and are proxies for Company performance. The Management Development and Compensation Committee believes that achievement of the targets will result in Company growth and profitability and will support Company objectives and promote shareholder interests.

The combination of compensation elements used is meant to provide, for each element and in total, compensation that is market competitive. Because the comparative compensation information is just one of many factors considered in setting executive compensation, the Management Development and Compensation Committee has discretion in determining the nature and extent of its use. The Committee reviews market information from two sources: the Hay Group database and proxy statements of peer group companies. The peer group, as approved by the Committee and adjusted to reflect recent mergers and acquisitions, consists of 11 companies, as shown below. The group includes only companies where executive compensation information is publicly available and are selected based on geography, industry focus and comparable size.

•American Equity Investment Life Holding Company
•EMC Insurance Group, Inc.
•Horace Mann Educators Corporation
•Kansas City Life Insurance Company
•Kemper Corporation
•Meadowbrook Insurance Group
•National Western Life Insurance Company
•Primerica, Inc.
•RLI Corp.
•State Auto Financial Corporation
•United Fire Group, Inc.

Why we pay each element of compensation

Our compensation decisions typically start from an understanding of the competitive marketplace for insurance executive talent, together with our review of Company goals and objectives and review of tally sheets listing present total compensation available to our named executive officers. We find that the combination of base salaries, annual cash incentives and longer term equity based grants, some level of benefits and perquisites, together with retirement benefits, is normal in our universe of insurance and financial services firms. Competitive base salaries assist in our ability to attract and retain executives. Performance based incentive elements, both annual cash and long-term equity, encourage executives towards realization of Company short and long-term goals.

The following table illustrates by compensation element our purpose for various payments, and our rationale in using discretion when applicable.

Category	Reward Element	Purpose	Rationale in Exercise of Discretion
Base pay	Salary	Base compensation, a competitive requirement	Experience, performance and past pay history
Annual incentive	Management Performance Plan	Cash incentive for annual operating performance	Award opportunities based on impact of role as well as market; performance goals established based on business objectives to incent strong operating results
Long-term incentives	Performance and service based cash settled restricted stock units	Retention for share price appreciation, sustained financial performance and alignment with shareholder interests	Promotes tenure and, for the CEO, pay for performance by settling RSUs for cash at the market price of the equivalent shares of stock
Benefits	Various (see "Benefits" below)	Participant health, welfare and savings	Attraction and retention of employees
Perquisites	Financial and tax planning, executive physical exams and company car	Services and facilities provided to executives where beneficial to the Company	Emphasize performance based pay by limiting the use of perquisites
Retirement benefits	Defined benefit pension plan	Assure income continuation in retirement consistent with benefits available to other salaried employees	Retain program as a retention device
	Defined contribution 401(k) plan	Tool for accumulation of assets, including share ownership if desired	Retain program as a retention device
Termination arrangements	Severance and change in control policy	Assure continued service of executives despite heightened risk in termination due to change in control	Not Applicable

How we determine amounts under each element of compensation

─    The Role of Executive Officers in the Compensation Process

The Company's executives make compensation assumptions every year in the process of preparing budgets for the following year. Management through the CEO and CFO makes specific recommendations to the Management Development and Compensation Committee on Company compensation, including compensation for the other named executive officers, covering salary, annual cash incentives and long-term incentives. Other elements of compensation are reviewed periodically. The Management Development and Compensation Committee makes its own determination of the CEO's compensation that includes review of performance evaluations from each member of the Board, with the assistance of the consultant, the Lead Director and the Chairman. Within the executive group the CEO attempts to achieve a level of internal pay equity when recommending pay adjustments for the executives, subject to the review of the Management Development and Compensation Committee.

─    Base Salaries

In addition to the CEO's recommendations, the Management Development and Compensation Committee periodically requests input on executive compensation ranges from its consultant. To determine recommendations of a specific salary within a range, the Management Development and Compensation Committee considers management input regarding the officer's length of service in the position, experience, skills in handling short and long range operational and strategic issues, and completion of annual goals. Annual reviews of the performance of the other named executive officers are performed by the CEO, and by the Management Development and Compensation Committee in regard to performance of the CEO.

─    Annual Cash Incentives

The Management Development and Compensation Committee believes that a significant portion of annual cash compensation for the executive officers should be at risk and tied to the Company's operational and financial results. Our annual management performance plan establishes multiple business goals with a balance among expense control, production targets aimed at revenue growth and profitability. Although it is generally difficult to maximize all of the annual goals because of their counterbalance (that is, achieving an expense goal might make it more difficult to achieve a sales or production goal, and vice versa), they are designed to align with factors that will allow for the overall success of the Company on both a short and long-term basis.

The Management Development and Compensation Committee retains discretion to adjust goals applicable to all awards when there is adequate reason to do so. For example, unexpected intervening events could make a goal impossible to meet despite the best efforts of management and employees, or could make a goal too easy to meet.

For 2013, the goals emphasized that the Management Development and Compensation Committee and Board retain discretion to withhold payment of annual cash incentives regardless of goal attainment, and that certain triggers to payments must be met before the goals are paid. These triggers required, for the property-casualty goals, that the aggregate statutory surplus of our two managed property-casualty companies must have increased or the Risk Based Capital ratio must have increased. For the life insurance company's goals, the statutory surplus adjusted for dividends to stockholders, capital contributions and changes in the asset valuation reserve (total adjusted capital) of the life insurance company must have increased or the Risk Based Capital ratio must have increased.

The goals have been grouped and weighted in order to emphasize the importance of certain goals relative to others. Earnings goals are 50% of the total, followed by growth, 30% and efficiency, 20%.

2013 Management Performance Plan Goals

Title of Goal	Threshold	Target	Cap	Weighting
EARNINGS
P&C Combined Ratio	102.0%	98.5%	95.0%	25%
FBL Operating Earnings Per Share	$3.18	$3.34	$3.50	25%
GROWTH
P&C Membership Accounts	330,877	337,495	344,112	10%
P&C Non-Crop Insurance Premiums	$1,106,905,000	$1,156,669,000	$1,202,936,000	5%
Farm Bureau Life Production Credit	$48,310,000	$49,759,000	$51,209,000	15%
EFFICIENCY
P&C Insurance Expenses	$209,591,000	$205,399,000	$197,015,000	10%
FB Life Company Expenses	$99,618,000	$97,626,000	$93,641,000	10%

Payments Pursuant to Management Performance Plan

The target percentage in the following table represents an amount available if a goal is met at a 100% level. The officers realize no payment for a goal unless a threshold level of achievement is attained, a payment of 50% of target when the performance threshold is met, which rise proportionately to a payment of 150% of the target if the goal is met at a maximum level. Actual payments for 2013 as a percentage of salary are also shown below for each NEO.

2013 Non-Equity Incentive Plan Opportunities as a Percentage of Base Salary

				2013 Actual % of Salary*
Name	Threshold	Target	Maximum
James P. Brannen	30%	60%	90%	70.75%
Donald J. Seibel	27.5%	55%	82.5%	64.86%
Charles T. Happel	27.5%	55%	82.5%	64.86%
Daniel D. Pitcher	27.5%	55%	82.5%	64.86%
Richard J. Kypta	22.5%	45%	67.5%	53.06%

*    See the Summary Compensation Table on page 32 under the heading “Non-Equity Incentive Plan Compensation" for a listing of the dollar awards.

─    Long-Term Incentives

The Management Development and Compensation Committee has adopted a long-term incentive (“LTI”) formula which bases incentive awards on the position and salary of supervisory and management personnel. Generally, the awards increase with the level of the position. For the named executive officers in 2013, the Management Development and Compensation Committee had assigned LTI targets as a percentage of base salary as follows: Mr. Brannen, 80%; Mr. Seibel, 65%; Mr. Happel, 65%; Mr. Pitcher, 65%; and Mr. Kypta, 45%.

The value ultimately realized from these awards (if any) will depend on a number of factors, including the Company's financial results and movements in its stock price.

For annual long-term incentive grants beginning in 2012, the Management Development and Compensation Committee has determined to issue service based cash settled restricted stock units, under a five year vesting program where 20% of the grant will be paid to the participant on each anniversary date of the grant, thus encouraging retention. The payment will equal the then-current market value of a corresponding number of shares of common stock. Since the ultimate size of the award will depend upon market values, the Management Development and Compensation Committee believes the participants will remain incented to take actions to improve the market price of the Company's shares. The Committee expects that it will continue to issue performance based cash settled RSUs to the CEO, under performance terms that will encourage the CEO to lead the Company towards goals the directors want to emphasize. In 2013, Mr. Brannen's RSU grant was subject to the Company achieving 2013 operating earnings per share of not less than $1.75, plus the five year vesting schedule. RSUs were issued in February 2013 at a per share price of $34.94, as follows:

Name	RSUs 2013 Grants	Date of Grant Value
James P. Brannen	12,135	$423,997
Donald J. Seibel	6,325	$220,996
Charles T. Happel	6,139	$214,497
Daniel D. Pitcher	6,697	$233,993
Richard J. Kypta	4,202	$146,818

The Management Development and Compensation Committee remains of the view that for the long term, incentive grants tied to equity values, are an effective and important tool in both the compensation of management and in tying the goals and interests of management more closely to the goals and interests of the shareholders. Currently the Committee is using only cash settled RSUs in such grants, as a way of reducing shareholder dilution. The Board of Directors has adopted stock ownership guidelines for itself and for the executive officers; see “Stock Ownership Guidelines” below.

─    Benefits

FBL offers benefit plans such as retirement, 401(k), vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees. The executives also participate in an executive disability policy which will provide benefits in case of covered disability up to full salary.

Certain NEOs continue to participate in two executive benefits that were frozen in recent years because they were not commonly used by peers. First was an executive life insurance program through which the executives were provided funds with which they could purchase a universal life policy in the amount of twice salary and bonus, less $50,000, paid up at age 65. This benefit was frozen at year end 2006 levels. Executives retained the face amount of universal life policies previously issued, and will receive payments in future years sufficient to maintain that amount. They are eligible to receive additional group life insurance coverage under the Company's all employee plan to maintain insurance coverage equal to twice salary and bonus, less $50,000, less the accrued universal life benefit. Second was a deferred compensation plan for the portion of the Company match from the 401(k) plan which would be in excess of ERISA limitations. The amounts are accrued in an unfunded plan, either in the form of FBL's flexible premium deferred annuity, or in unregistered shares of common stock. This benefit was frozen at year end 2007.

─    Perquisites

The Company provides executives with the availability of limited reimbursement for financial planning services and tax return assistance, along with a program of annual executive physicals, and starting in 2013, the use of company leased vehicles.

─    Retirement and Termination Benefits

Changes in our defined retirement benefit plan were made, effective at the beginning of 2013, to reduce our risk in regard to substantial fluctuations in our liabilities and expense while still providing our executives and employees with competitive retirement opportunities. The changes effectively freeze the plan for certain employees and executives. The affected employees and executives will have an increased benefit in the 401(k) plan. See further description of the Company's retirement plans at footnote (b) to the “Pension Benefits” table, below.

─    Change in Control Agreements

The Board has adopted a change in control plan, but none of the named executive officers have yet been made subject to the plan. The Board continues to study whether, and on what terms, it might make certain executives part of the revised change in control plan. The Board has determined that the named executive officers and certain other officers, as long as they are not subject to the change in control plan, are subject to a revised severance plan which will pay from six months to twelve months of salary to officers upon a change of control where the executive is terminated involuntarily without cause.

Please see “Potential Payments Upon Termination or Change in Control" at page 40, for additional information regarding change in control.

How each element of compensation, and our decisions about each element, fit into our compensation objectives

The compensation objectives described earlier include attracting and retaining executives who can aid in creating shareholder value, and effectively and appropriately compensating the executives and guiding their activities in response to targeted incentives, both short and long term. The amount of compensation is targeted at the median of other relevant organizations.

We utilize base salary as a building block towards these objectives, establishing a salary range for particular positions based on survey data and job responsibilities. Being competitive in base salary is a minimum requirement to obtain and retain skilled insurance executives in the Des Moines, Iowa area because of the significant number of home offices of insurers located there.

Annual cash incentives keyed to short-term objectives provide a second step in appropriate compensation. The performance targets, which have been used to determine annual cash incentives, emphasize expense control, growth in Company operations and profitability.

Long-term objectives are enhanced by the use of equity based grants (cash settled RSUs whose value is measured by our stock price) to provide alignment with shareholders. These RSUs vest and are settled for cash ratably over a five year period, which is intended to enhance the ability to retain executives and provide a longer-term planning horizon.

The Management Development and Compensation Committee reviews all elements of compensation, including executive benefits and perquisites, from time to time.

Compensation Terms for CEO

James P. Brannen was named interim CEO by the Board of Directors in June 2012, and was named CEO in August 2012. Mr. Brannen, currently age 51, was CFO and a 21 year employee of the Company. His compensation was not changed for the remainder of 2012. He agreed to a Retention Agreement which would pay him a lump sum of $3,000,000 less the amount of accrued retirement benefit he would receive should his employment terminate prior to reaching the early retirement age of 55. The payment would not be made in the event of his voluntary resignation, death, retirement, or being discharged for cause. The Management Development and Compensation Committee has expressed its intention to align Mr. Brannen's compensation over a three year period to approximately the blended median of CEO pay (1) reported in compensation surveys and (2) paid by a peer group of companies. Following this guide, Mr. Brannen's direct compensation package for 2013 was increased a total of $180,000 by increasing base salary to $530,000 from $455,000 with commensurate increases in short term incentives (target of 60% of salary) and long term incentives (target of 80% of salary). All targets were met in 2013, resulting in total direct compensation of $1,272,000 for 2013. The Committee will continue to monitor the CEO's development and performance and, if appropriate, make further adjustments in 2014 and 2015.

Additional Information Regarding Executive Compensation

Following are descriptions of other policies and items that are important to a shareholder's understanding of the Company's overall executive compensation program.

─    Timing of Grants of Incentive Awards

The Management Development and Compensation Committee generally expects to annually make long term incentive grants of cash settled RSUs and pay the annual short term cash incentive in the month of February. Stock options and restricted stock grants are not currently being made. The Company grants annual incentive awards to its directors at the date of the Company's annual meeting in May. The Company does not time its grants in coordination with the release of material non-public information, and executives receive their grants at the same time as other participants.

─    Stock ownership guidelines

    The Management Development and Compensation Committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership which will tie the efforts of the executives to goals of increasing shareholder value. The Management Development and Compensation Committee expects that over time, executive officers will establish ownership positions that are of significant value at a multiple of their annual salary.

To encourage ownership, the Management Development and Compensation Committee has established Executive Ownership Guidelines. The Guidelines as revised effective January 1, 2014 require the CEO within five years of start or promotion dates, to own FBL common stock worth two times annual base salary, and within ten years to own FBL common stock worth three times annual base salary. The other executive officers are to own shares of FBL common stock worth one times annual base pay within five years of start or promotion date, and one and one-half times annual base pay in ten years. All other members of the executive group (approximately 20 additional persons) are encouraged to own shares in value commensurate with their financial status, at all times during their tenure as an officer of the Company.

All officers have met or are on schedule to meet the ownership requirements on a timely basis. Ownership for this purpose includes shares owned outright, beneficially, in retirement and deferred compensation plans, grants of restricted stock units, and vested but unexercised stock options.

    ─    Clawback Policy

In order to further align management's interests with the interest of shareholders and support good governance practices, the Management Development and Compensation Committee has adopted a clawback policy applicable to performance based incentive awards to the executives. In the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement as determined by the independent directors, each of the Company's named executive officers, and the remainder of the management team, may be required to reimburse the Company for the excess value received from any incentive award made to him or her over the value actually earned based on the restated performance, regardless of the executive's lack of misconduct. The policy also allows the Company to seek to recoup benefits from any employee whose misconduct was the cause of the restatement, along with legal recourse. The Management Development and Compensation Committee is aware that the Dodd-Frank Act calls for clawback policies with somewhat different terms. The Committee will review its policy when the SEC adopts rules related to this provision.

─    Hedging Policy

Our policies do not permit our directors and management team officers, including our NEOs, to "hedge" their ownership by engaging in short sales or trading in any derivatives involving FBL securities, or to place FBL stock in a margin account.

─    Tax and regulatory matters

Internal Revenue Code § 162(m) limits the deductibility of compensation paid to the CEO and the next three most highly paid executives of a public company, other than the CFO, to $1,000,000 per individual, subject to exceptions for performance based pay, among other items. All compensation paid to our named executive officers in 2013 is expected to be deductible because we do not believe we have exceeded the § 162(m) limits. We generally take performance based pay exceptions into account in structuring executive compensation. We have most recently in 2012 received shareholder approval of the material terms used in performance based compensation to qualify for appropriate § 162(m) treatment.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of FBL Financial Group, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Roger K. Brooks, Chair
Steve L. Baccus
Jerry L. Chicoine
Scott E. VanderWal

SUMMARY COMPENSATION TABLE

The following table provides information regarding the total compensation of each of the NEOs for the fiscal years ended December 31, 2013, 2012 and 2011.

Name & Position	Year(a)		Salary ___($)___		Stock Awards(b) ___($)___		Option Awards(c) ___($)___		Non-Equity Incentive Plan Compensation(d) ____($)____		Change in Pension Value and Non-Qualified Deferred Compensation Earnings(e) ____($)____		All Other Compensation (f) ___($)___		Total ___($)___
James P. Brannen	2013		530,000		423,997		—		374,986		285,312		49,092		1,663,387
Chief Executive Officer	2012		452,597		899,523		—		375,402		605,810		42,678		2,376,010
	2011		441,558		242,857		242,962		365,612		329,963		42,740		1,665,692
Donald J. Seibel	2013		340,000		220,996		—		220,510		151,070		43,870		976,446
Chief Financial Officer	2012	—	306,387	—	315,186	—	—	—	206,264	—	254,793	—	35,184	—	1,117,814
Charles T. Happel	2013		330,000		214,497		—		214,025		202,779		35,572		996,873
Chief Investment Officer	2012		307,751		337,826		—		191,446		450,780		29,463		1,317,266
	2011		300,245		90,071		90,829		186,453		412,220		27,996		1,107,814
Daniel D. Pitcher	2013		360,000		233,993		—		233,482		222,889		33,927		1,084,291
Chief Operating Officer - P/C		—				—		—		—		—		—
Richard J. Kypta	2013		326,227		146,818		—		173,109		48,253		34,946		729,353
Chief Operating Officer - Life		—		—		—		—		—		—		—

(a)	2011 is not reported for Mr. Seibel, and 2012 and 2011 are not reported for Mr. Kypta and Mr. Pitcher, because they were not a named executive officer in those years.

(b)
Certain of the amounts in the stock awards column are performance based compensation for purposes of § 162(m) of the Internal Revenue Code and reflect the most probable outcome award value at the date of the grant in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see footnote 8 to the consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2013 and footnote 10 for the 2012 and 2011 Forms 10-K. Mr. Brannen's 2013 award was in the form of performance based cash settled restricted stock units which vest ratably over a five year period and is the only outstanding performance-based award. The amount shown equals the date of grant market value of an equal number of common shares. When paid, the actual amount will depend upon market value of the corresponding shares. The maximum award value, if paid, would be $423,997.

(c)
Amounts in the option awards column are performance based compensation for purposes of § 162(m) of the Internal Revenue Code and reflect the full grant date values in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see footnote 8 to the consolidated financial statements contained in the Company's Form 10-K for the year ended December 31, 2013 and footnote 10 for the 2012 and 2011 Forms 10-K.

(d)
Non-equity incentive plan compensation of the named executive officers reflects payments under the Management Performance Plan which is paid between February 1 and March 15 of the year following performance. See “Annual Cash Incentives” beginning on page 26 for further detail regarding payments under the Management Performance Plan.

(e)
All amounts in the pension values column represent actuarial increases in the present value of the benefits to the named executive officers under the Company's pension plans determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements and include amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(f)	All other compensation for 2013 includes the following:

2013 ALL OTHER COMPENSATION
	Life Insurance Executive UL(a)	Life Insurance Term (a)	Registrant Contribution to Defined Contribution Plans (b)	Perquisites and Other Personal Benefits	Medical, Dental & LTD Insurance & Flex Credits	Total
Name	___($)___	___($)___	____($)____	____($)___	___($)___	___($)___
James P. Brannen	9,776	125	7,650	9,529	22,012	49,092
Donald J. Seibel	6,012	116	7,650	7,204	22,888	43,870
Charles T. Happel	—	1,438	7,650	5,895	20,589	35,572
Daniel D. Pitcher	—	1,449	7,650	7,934	16,894	33,927
Richard J. Kypta	—	3,637	7,650	8,058	15,601	34,946

(a)    Certain named executive officers received the costs of an executive life insurance program in two components. First is a universal life insurance policy, the value of which was frozen at year end 2006. The ongoing payments will make the policy at the 2006 value paid up at age 65. Second is the cost of term life insurance to bring the total insurance benefit to two times salary and annual cash incentive, less $50,000.

(b)    Each named executive officer received Company matching contributions to the executive's 401(k) account up to ERISA limits.

2013 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(c)			All Other Stock: Number of Shares of Stock or Units(d) ____#___	Grant Date Fair Value of Stock and Option Awards ___($)_____
Name	Grant Date(a)	Date of Board Action	Threshold(b) ____($)____	Target ____ ($)___	Max ____($)____	Threshold(b) ____#____	Target _____#___	Max ____#___

James P. Brannen	N/A	N/A	159,000	318,000	477,000	—	—	—	—	—
	2/1/2013	11/13/2012	—	—	—	—	12,135	—	—	423,997
			—	—	—	—	—	—	2,060	75,080
Donald J. Seibel	N/A	N/A	93,500	187,000	280,500	—	—	—	—	—
	2/1/2013	11/13/2012	—	—	—	—	6,325	—	—	220,996
			—	—	—	—		—	499	23,800
Charles T. Happel	N/A	N/A	90,750	181,500	272,250	—	—	—	—	—
	2/1/2013	11/13/2012	—	—	—	—	6,139	—	—	214,497
Daniel D. Pitcher	N/A	N/A	99,000	198,000	297,000	—	—	—	—	—
	2/1/2013	11/13/2012	—	—	—	—	6,697	—	—	233,993
Richard J. Kypta	N/A	N/A	73,401	146,802	220,203	—	—	—	—	—
	2/1/2013	11/13/2012	—	—	—	—	4,202	—	—	146,818

(a)
Long-term incentive equity based awards are determined by the Management Development and Compensation Committee based on formulas which provide an amount of dollars to be awarded to each recipient. Beginning in 2012, the Company has granted cash settled restricted stock units. Although cash settled, the RSUs are contained in the equity tables because their value is determined by reference to market value of the same number of shares.

(b)
Amounts indicated as threshold payments represent the total payable if each performance goal's minimum requirements were met. Actual amounts payable for a goal would be zero if a threshold for a goal is not met. See “How we determine amounts under each element of compensation - Annual Cash Incentives,” above, for information regarding performance based conditions of the annual cash incentives.

(c)	Amounts shown for Mr. Brannen are performance based, requiring 2013 Company operating income of not less than $1.75 per share, which was met, and are vested and paid annually over five years.

(d)
Mr. Brannen was credited with 2,060, and Mr. Seibel was credited with 499, deferred units in the Executive Deferred Salary and Bonus Plan for salary and non-equity incentive plan compensation they elected to defer during 2013.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information about our Class A common stock that may be issued upon the exercise of options, warrants and rights, or granted as restricted stock, under our existing equity compensation plans, as of December 31, 2013. These plans include a stock compensation plan, a deferred compensation plan for executives and a deferred compensation plan for directors. Details regarding these plans can be found in Notes 1 and 8 to the Company's audited consolidated financial statements for the year ended December 31, 2013 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2014.

Plan Category	(1) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1))	(4) Total of Securities in Columns (1) and (3)

Equity compensation plans approved by shareholders:
Stock compensation plans (a)	651,497	$27.61	3,430,142	4,081,639
Director's deferred compensation plan	58,159		119,234	177,393
Executive deferred compensation plan	98,630		111,047	209,677
Total	808,286		3,660,423	4,468,709
Equity compensation plans not approved by shareholders:				None
Employer match deferred compensation plan	4,355	$—	—	4,355

(a)
The 1996 and 2006 Stock Compensation Plans also permit the grant of nonvested stock and other forms of equity, without limiting the number of shares which may be subject to any one kind of grant. The Company has granted 1,471,067 restricted shares beginning in 2004, of which at December 31, 2013, 539,589 have vested and 931,478 have been forfeited.

OUTSTANDING EQUITY AWARDS AT YEAR END 2013

	_____________________Option Awards________________				______Stock Awards______
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisible(a)	Option Exercise Price ___($)__	Option Expiration ___Date___	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (d) ___#___	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ____$____
James P. Brannen	2,590		26.35	1/17/2015
	3,212		32.56	1/16/2016
	9,550		37.86	1/15/2017
	18,488		32.96	1/15/2018
		5,811(a-1)	12.90	1/15/2019
		10,010(b)	18.62	1/15/2020
	6,380	9,570(c)	29.23	1/14/2021
	96	206(c-1)	30.60	2/17/2021	20,313	909,819
Donald J. Seibel	4,573		26.35	1/17/2015
	1,943		32.56	1/16/2016
	6,287		37.86	1/15/2017
	9,084		32.96	1/15/2018
	7,993	1,999(a-1)	12.90	1/15/2019
	5,163	3,444(b)	18.62	1/15/2020
	2,194	3,292(c)	29.23	1/14/2021
	41	63(c-1)	30.60	2/17/2021	9,269	415,159
Charles T. Happel	2,094	2,094(a-1)	12.90	1/15/2019
	5,514	3,677(b)	18.62	1/15/2020
	2,342	3,516(c)	29.23	1/14/2021
	66	101(c-1)	30.60	2/17/2021	9,267	415,069
Daniel D. Pitcher	1,640		26.35	1/17/2015
	1,417		32.56	1/16/2016
	1,426		37.86	1/15/2017
	2,077		32.96	1/15/2018
	1,828	457(a-1)	12.90	1/15/2019
	1,214	810(b)	18.62	1/15/2020
	627	942(c)	29.23	1/14/2021	8,772	392,898
Richard J. Kypta	2	5,402(a-1)	12.90	1/15/2019
		8,948(b)	18.62	1/15/2020
		2,412(c)	29.23	1/14/2021
	38	57(c-1)	30.60	2/17/2021	9,676	433,388

(a)	By action of the Board of Directors, all unvested stock options were accelerated and vested February 20, 2014. The following footnotes indicate vesting schedules that were previously in place.

(a-1)	Vested January 15, 2014.

(b)	Vests in equal portions January 15, 2014 and 2015.

(c)	Vests in equal portions January 14, 2014, 2015 and 2016.

(c-1)	Vests in equal portions February 17, 2014, 2015 and 2016.

(d)	These awards are cash settled restricted stock units that vest and are paid ratably over five years of service.

OPTION EXERCISES AND STOCK VESTED IN 2013

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	_____#____	____$___	_____#____	____$____
James P. Brannen	10,816	245,279	23,857	834,041
Donald J. Seibel	3,322	42,009	8,206	286,882
Charles T. Happel	14,003	219,459	8,763	306,354
Daniel D. Pitcher	1,608	17,562	1,930	67,473
Richard J. Kypta	40,635	381,852	21,324	745,487

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the Retirement Plan and the Supplemental Retirement Plan as of December 31, 2013 determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements.

		Number of Years Credited Service ___#____	Present Value of Accumulated Benefit ____ $_____
______Name_______	________Plan Name(a)(b)________
James P. Brannen	Qualified Retirement Plan	22	722,463
	Supplemental Retirement Plan	22	1,804,238
Donald J. Seibel	Qualified Retirement Plan	17	541,625
	Supplemental Retirement Plan	17	552,476
Charles T. Happel	Qualified Retirement Plan	27	980,749
	Supplemental Retirement Plan	27	1,049,603
Daniel D. Pitcher	Qualified Retirement Plan	15	501,313
	Supplemental Retirement Plan	15	351,897
Richard J. Kypta	Qualified Retirement Plan	5	228,773
	Supplemental Retirement Plan	5	324,164

(a)
For a description of valuation methods and material assumptions used in accounting for pension obligations, see note 8, Retirement and Compensation Plans, to the Company's audited consolidated financial statements for the year ended December 31, 2013 included in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2014.

(b)
Employees who have attained age 21, have one year of service and were employed prior to January 1, 2013, are generally covered under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan (together, the “plan”). The two plans operate as a single plan to provide total benefits to all participants. The former is a qualified plan under § 401(a) and the latter is a nonqualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $255,000 under § 401(a)(17) and provides benefits provided by the formula which are otherwise limited by § 415 of the Internal Revenue Code. The plan was frozen to new entrants at the end of 2012, and employees who had not attained age 40 and 10 years of service by that date no longer accrue additional years of service in the plan. An increased 401(k) benefit was provided to new employees and to those who did not meet the age 40 and 10 years of service at December 31, 2012.

The plan is a defined benefit plan which provides monthly income (or lump sum option) to retirees who have worked at least 10 years and attained age 55, or have five years of service and retire at 65. The amount provided is a percentage of high 36 consecutive month average salary and annual cash incentive calculated according to the following formula: for service prior to 1998, 2% per year for the first 10 years of service, plus 2.5% for each year in excess of 10 years of service, up to 30 years of service; for service after 1997 and prior to 2008, 1.675% per year of service, plus 0.325% per year of service times the average salary and annual cash incentive less social security covered compensation; for service after 2007, 1.275% per year of service, plus 0.225% per year of service times the average salary and annual cash incentive less social security covered compensation. Unreduced early retirement benefits are provided when age plus years of service equal 85 on the benefit earned before 2002. Reduced early retirement benefits on the benefits earned prior to 2008 are generally provided with reductions of 3% per year before age 65. Reduced early retirement benefits on the benefits earned beginning in 2008 are generally provided with reductions of 6.67% per year for ages 60 to 64, and 3.33% per year for ages 55 to 59.

The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. There is an automatic annual cost of living adjustment not to exceed 4.0% on the benefit earned before 2002.

Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service. The compensation covered by the plan is calculated based upon total salary and annual cash incentives paid to the participant during the given year.

2013 NON-QUALIFIED DEFERRED COMPENSATION

The following table provides information regarding contributions and earnings under our non-qualified deferred compensations plans in 2013 for each NEO, as well as each NEO's aggregate balance in such plan on December 31, 2013.

		Executive Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Balance at Last FYE
Name	___Plan(a)(b)___	_____$_____	____$____	____$____
James P. Brannen	Employer Match	─	5,289	98,551
	Salary Deferred Comp	75,080	28,364	528,460
Donald J. Seibel	Employer Match	─	146	5,004
	Salary Deferred Comp	23,800	17,644	337,142
Charles T. Happel	N/A	─	─	─
Daniel D. Pitcher	N/A	─	─	─
Richard J. Kypta	N/A	─	─	─

(a)
Employer Match Deferred Compensation Plan ─ Employees are eligible to participate in this plan if they elect to defer the maximum amount to their 401(k) plan ($17,500 in 2013), are deferring salary under the Executive Deferred Compensation Plan, and after accounting for the deferrals their income is less than the compensation dollar limit in the 401(k) plan ($255,000 in 2013). The Company contributes to each employee's account the amount that would have been the matching contribution to the 401(k) plan based on the compensation deferred. There are no employee contributions made to the plan. The employee may choose to base earnings on the contributions on an investment fund or on FBL Financial Group common stock. Earnings based on the investment fund are credited and debited as if the contributions were invested in that fund. Contributions invested in FBL Financial Group common stock are recorded in units that represent shares of stock. As dividends are paid on the stock, equivalent earnings are added to the units. Distributions of amounts based on the investment fund are distributed in cash and amounts in stock units in shares of FBL Financial Group stock. Distributions are made in lump sum within 90 days of employee termination or after six months if the individual is a specified employee under Internal Revenue Code § 409A, or if approved, for an unforeseen financial hardship.

(b)
Executive Salary and Bonus Deferred Compensation Plan - Employees at the vice president level and above are eligible to participate in this plan. Employees may elect to defer a portion of their compensation and annual cash incentive in exchange for the right for contributions made through 2011 to receive shares of FBL Financial Group common stock at a future date or for the right to receive cash settled restricted stock units for contributions made beginning in 2012. The deferred compensation is recorded in units that represent shares of stock. As dividends are paid on the stock, equivalent earnings are added to the units for each employee in the plan. Employees may elect to receive distributions in lump sum or five or ten annual installments and choose to receive distributions upon termination or another specified future date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The text and tables below reflect the amount of compensation to each of the named executive officers in the event of termination of employment at December 31, 2013 under various scenarios. The value of equity awards was calculated using the year end closing stock price, $44.79.

Payments Made Upon Voluntary Termination or Termination for Cause

Regardless of the manner in which a named executive officer's employment terminates, he or she is entitled to receive certain amounts earned during the term of employment. Such amounts would apply to a voluntary termination, and to a termination for cause, and would include:

•	Base salary to the termination date;

•	Stock options which have vested, with 30 days to exercise;

•	Executive's 401(k) account, including Company matching contributions, plus Company contributions and earnings under the employer match deferred compensation plan;

•	Amounts contributed by the executive to the Executive Salary and Bonus Deferred Compensation Plan;

•	Executive's accrued and vested retirement benefits;

•	COBRA benefits available for the purchase of medical and dental insurance;

•	Group life insurance may be converted to an individual policy without proof of insurability, at executive's ongoing expense; and

•	Executive universal life policy may be maintained, by executive paying ongoing premium expense.

Payments Made Upon Involuntary Termination - Not for Cause

In case of involuntary termination - not for cause, as for all exempt personnel, the Company provides severance pay in its discretion on a sliding scale of up to 12 months' severance for a person with 20 or more years of service. The sliding scale is in six increments based upon completed years of service: 0 years, 1 month; 1 to 4 years, 3 months; 5 to 14 years, 6 months; 15 to 19 years, 9 months; 20 or more years, 12 months. The Board retains the discretion to amend, replace and/or repeal the severance benefit. In addition, the executive could receive a pro rata portion of non-equity incentive compensation earned during the year (the Management Development and Compensation Committee retains negative discretion to limit or eliminate payment of cash incentives to any or all tiers, groups, segments, teams or individuals covered by the plan in its sole discretion). The tables below indicate the number of months of severance assumed payable to each NEO.

In addition, the Company has entered into a retention agreement with its Chief Executive Officer, James P. Brannen. The retention agreement provides that in the event Mr. Brannen's employment is terminated prior to his reaching the age of 55, except for termination resulting from his resignation, death, retirement or discharge for cause, the Company will pay Mr. Brannen an amount equal to the difference between $3 million and the total of his accrued retirement benefit under the Company's Retirement Plan and Supplemental Retirement Plan, calculated as of the date of the separation from employment. Because Mr. Brannen has not yet achieved the 55-year age requirement for early retirement under the Company's Retirement Plan and Supplemental Retirement Plan, the retention agreement is intended to provide Mr. Brannen assurance that he will obtain full early retirement benefits in the event of a not-for-cause termination prior to his reaching age 55. The amount that would have been payable to Mr. Brannen in the event of a not-for-cause termination at December 31, 2013 was $1,002,786, payable in a lump sum within 30 days following separation from employment, subject to the provisions of Internal Revenue Code Section 409A.

Payments Made Upon a Change in Control

The Board adopted a policy that in the event of a termination not for cause made in conjunction with a change in control that members of the management team would be paid under the severance policy sliding scale described above, except that all members of the management team would receive at least six months' severance. The Company's retention agreement with Mr. Brannen discussed above would also apply in the event of a termination not for cause made in conjunction with a change in control.

No tax-gross-ups are provided to offset possible excise taxes.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the payments and transfers listed above:

•
All unvested stock options would vest and all options can be exercised during the shorter of the remainder of the outstanding ten year term or three years from retirement. (The Board of Directors accelerated the vesting of all stock options to February 20, 2014.)

•	Amounts accrued and vested under the Company's Retirement Plan and Supplemental Retirement Plan would be received.

•	The executive at his or her expense may participate in the retiree group health plan for medical coverage; the executive may elect to purchase dental coverage under COBRA.

•	The executive receives a $15,000 group term life policy.

•	Qualifying executives receive a lump sum payment for the executive universal life policy sufficient for it to be paid up at its December 31, 2006 value at age 65, to endow at age 95.

Payments Made Upon Disability or Death

In the event of the death or disability of a named executive officer, in addition to the benefits listed above at "Payments Made Upon Termination" and "Payments Made Upon Retirement," the named executive officer will receive benefits under the Company's disability plan or payments under the Company's life insurance plan, as appropriate.

The disability benefits to executives are in two pieces. First, coverage under the Company's group disability plan at 50% of pre-disability earnings with a maximum annual benefit of $240,000 (on $480,000 earnings). This is taxable income to the recipient. Second, coverage under an individual policy issued to the executives to cover an additional 25% of pre-disability earnings with a maximum annual benefit of $90,000 (on $360,000 earnings). Executives recognize taxable income equal to the premium payment on this policy, resulting in the disability payments from the individual policy being not taxable income.

All options can be exercised during the shorter of the remainder of the outstanding ten year term, or three years from death or disability. Cash settled RSUs awarded in 2011 provide for a pro rata vesting of the award measured by months from the award to termination by reason of death or disability, as compared to 24 months. Cash settled RSUs awarded beginning in 2012 provide for a pro rata vesting of the award measured by the number of months from award to termination by reason of death or disability as compared to the number of months from the date of grant to the vesting date for each 20% portion of the units.

In the event of death of an executive, the group life death benefit, and the executive universal life death benefit, would be paid to the beneficiary.

Potential Payments Upon Termination or Change in Control
James P. Brannen	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change in Control (Involuntary & Good Reason)	Retirement	Disability	__Death__
(12 months)
Base Salary	─	─	$530,000	$530,000	─	─	─
Bonus	─	─	─	─	─	─	─
"In the money" value of unexercisable options (a)	─	─	─	$599,107	$599,107	$599,107	$599,107
Outstanding Unvested Restricted Stock Units	─	─	─	─	─	$183,594	$183,594
Retirement Plans: Enhanced Benefit	─	─	$1,002,786	$1,002,896	─	─	─
Medical	─	─	─	─	─	─	─
Group Term Life	─	─	─	─	─	─	$2,927,928
Executive ULife	─	─	─	─	─	─	$692,876
Excise tax gross up for change in control	─	─	─	─	─	─	─
Total	─	─	$1,532,786	$2,132,003	$599,107	$782,701	$4,403,505

Donald J. Seibel	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change in Control (Involuntary & Good Reason)	Retirement	Disability	__Death__
(9 months)
Base Salary	─	─	$255,000	$255,000	─	─	─
Bonus	─	─	─	─	─	─	─
"In the money" value of unexercisable options (a)	─	─	─	$205,995	$205,995	$205,995	$205,995
Outstanding Unvested Restricted Stock Units	─	─	─	─	─	$82,190	$82,190
Retirement Plans: Enhanced Benefit	─	─	─	─	─	─	─
Medical	─	─	─	─	─	─	─
Group Term Life	─	─	─	─	─	─	$1,174,666
Executive ULife	─	─	─	─	─	─	$463,863
Excise tax gross up for change in control	─	─	─	─	─	─	─
Total	─	─	$255,000	$460,995	$205,995	$288,185	$1,926,714

Charles T. Happel	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change in Control (Involuntary & Good Reason)	Retirement	Disability	__Death__
(12 months)
Base Salary	─	─	$330,000	$330,000	─	─	─
Bonus	─	─	─	─	─	─	─
"In the money" value of unexercisable options (a)	─	─	─	$219,147	$219,147	$219,147	$219,147
Outstanding Unvested Restricted Stock Units	─	─	─	─	─	$82,503	$82,503
Retirement Plans: Enhanced Benefit	─	─	─	─	─	─	─
Medical	─	─	─	─	─	─	─
Group Term Life	─	─	─	─	─	─	$521,000
Executive ULife	─	─	─	─	─	─	─
Excise tax gross up for change in control	─	─	─	─	─	─	─
Total	─	─	$330,000	$549,147	$219,147	$301,650	$822,650

Daniel D. Pitcher	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change in Control (Involuntary & Good Reason)	Retirement	Disability	__Death__
(9 months)
Base Salary	─	─	$270,000	$270,000	─	─	─
Bonus	─	─	─	─	─	─	─
"In the money" value of unexercisable options (a)	─	─	─	$50,429	$50,429	$50,429	$50,429
Outstanding Unvested Restricted Stock Units	─	─	─	─	─	$117,574	$117,574
Retirement Plans: Enhanced Benefit	─	─	─	─	─	─	─
Medical	─	─	─	─	─	─	─
Group Term Life	─	─	─	─	─	─	$2,102,000
Executive ULife	─	─	─	─	─	─	─
Excise tax gross up for change in control	─	─	─	─	─	─	─
Total	─	─	$270,000	$320,429	$50,429	$168,003	$2,270,003

Richard J. Kypta	Voluntary	Involuntary Termination for Cause	Involuntary Termination Not for Cause (Including Good Reason)	Change in Control (Involuntary & Good Reason)	Retirement	Disability	__Death__
(6 months)
Base Salary	─	─	$163,114	$163,114	─	─	─
Bonus	─	─	─	─	─	─	─
"In the money" value of unexercisable options (a)	─	─	─	$444,778	$444,778	$444,778	$444,778
Outstanding Unvested Restricted Stock Units	─	─	─	─	─	$199,271	$199,271
Retirement Plans: Enhanced Benefit	─	─	─	─	─	─	─
Medical	─	─	─	─	─	─	─
Group Term Life	─	─	─	─	─	─	$501,000
Executive ULife	─	─	─	─	─	─	─
Excise tax gross up for change in control	─	─	─	─	─	─	─
Total	─	─	$163,114	$607,892	$444,778	$644,049	$1,145,049

(a)	The Board of Directors took action to accelerate the vesting of all outstanding stock options effective February 20, 2014. These tables reflect the year end 2013 status of options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Parties

Pursuant to our Corporate Compliance Manual and Code of Conduct, all employees (including our named executive officers) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that supplies goods or services to, or is a customer of FBL Financial Group, are required to disclose to us prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the work place. As a result, approval of the business is denied if we believe that the employee's interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee's work. Our Corporate Compliance Committee and Corporate Compliance Officer implement our Code of Conduct and related policies, and the Audit Committee of our Board is responsible for overseeing our Ethics and Compliance Program. Our Board members are also subject to compliance with our Code of Conduct. Our Code of Conduct is in writing. To obtain a copy, please see the “Corporate Governance” section above in this Proxy Statement.

The charter of the Audit Committee requires that it review with the independent registered public accountants and management at each of its regular quarterly meetings any Company transactions involving more than $120,000 where a direct or indirect material interest in the transaction is held by any director, executive officer, nominee for director, 5% shareholder, immediate family member of such person, or companies managed by the Company. The Audit Committee is directed to refer to the Board any transactions which it deems unfair to the Company. Additionally, the Company's practice is that if the Audit Committee or Board believes a transaction with Farm Bureau Property & Casualty is outside of our normal business practices, that a committee consisting of two independent directors of the Company and two independent directors of Farm Bureau Property & Casualty will determine whether the transaction should be completed, and on what terms. The transactions listed below represent continuing relationships and contracts which have been reviewed by the Audit Committee from time to time over a period of years.

Organization of the Company

FBL is a holding company which markets individual life insurance policies and annuity contracts through distribution channels of our life insurance subsidiary. The Farm Bureau Life distribution channel markets to Farm Bureau members and other individuals and businesses in the Midwestern and Western sections of the United States. In addition, in the state of Colorado, we offer life and annuity products through Greenfields Life Insurance Company. We also provide management and administrative services to two Farm Bureau affiliated property-casualty companies. These include investment advisory, marketing and distribution, and leasing services.

Management and Marketing Agreements

We have management agreements with Farm Bureau Property & Casualty and other affiliates under which we provide general business, administrative and management services. For the property-casualty insurance companies the management fee is a percentage of the Company's direct written premium, with attainment of specified goals determining the actual percentage of premium paid. One of two goals was met in 2013. For non-insurance companies, the management fee is equal to a percentage of expenses incurred. Fee income from Farm Bureau Property & Casualty and its affiliates for these services during 2013 totaled $1,756,000. In addition, Farm Bureau Management Corporation, a wholly-owned subsidiary of the Iowa Farm Bureau Federation, provides certain services to us under a separate arrangement. During 2013 we incurred related expenses totaling $937,000.

We have agreements with the Farm Bureau property-casualty companies operating within our marketing territory, including Farm Bureau Property & Casualty and another affiliate. Under the agreements, the property-casualty companies are responsible for the development and management of our agency force for a fee. We paid $6,657,000 to Farm Bureau Property & Casualty, $1,071,000 to Mountain West Farm Bureau Mutual Insurance Company, $805,000 to Oklahoma Farm Bureau Mutual Insurance Company, $604,000 to Farm Bureau Mutual Insurance Company of Idaho, $336,000 to Rural Mutual Insurance Company and $224,000 to NODAK Mutual Insurance Company under this arrangement during 2013.

Relationship with Farm Bureau Organizations

American Farm Bureau Federation is a national federation of member organizations having as a major objective and purpose to promote, protect and represent the business, economic, social and educational interests of farmers and ranchers of the nation, and to develop agriculture, and a further objective to correlate Farm Bureau activities and strengthen member state

Farm Bureau organizations. Through a membership agreement, the Iowa Farm Bureau Federation (our principal shareholder) and similar state Farm Bureau organizations throughout the country agree to cooperate in reaching these objectives.

American Farm Bureau Federation is the owner of the “Farm Bureau” and “FB” designations and related trademarks and service marks including the “FB design” which has been registered as a service mark with the U.S. Patent and Trademark Office. Under the state membership agreements, use of such trade names and marks in each state is restricted to members of the federation and their approved affiliates. We are licensed by the Iowa Farm Bureau Federation to use the “Farm Bureau” and “FB” designations in Iowa, and pursuant thereto, incurred royalty expense of $542,000 for 2013. Our subsidiaries have similar arrangements with Farm Bureau organizations in the other states of the market territory. Royalty expense incurred pursuant to these arrangements totaled $1,735,000. Royalty payments in 2013 in excess of $120,000 were made to the Farm Bureau organizations in Oklahoma ($469,000), Kansas ($304,000) and Nebraska ($175,000).

Other Services, Transactions and Guarantees

We lease our home office properties under a 10-year operating lease expiring December 31, 2021, with automatic five year renewals until a party provides notice of non-renewal, from a wholly-owned subsidiary of the Iowa Farm Bureau Federation. Rent expense for the lease totaled $4,331,000 for 2013. This amount is net of $174,000 in amortization of the deferred gain on the exchange of our home office properties for common stock that took place on March 31, 1998.

We provide a number of services to, and receive certain services from, other Farm Bureau organizations, including the Iowa Farm Bureau Federation and Farm Bureau Property & Casualty and their affiliates. The company providing such services is reimbursed based on an allocation of the cost of providing such services.

Farm Bureau Life and FBL Leasing Services, Inc. own aircraft that are available for use by our affiliates. In 2013, Farm Bureau Property & Casualty and its affiliates paid us approximately $1,341,000 for use of such aircraft.

Through our subsidiary, FBL Leasing Services, Inc., we leased computer equipment and furniture to other Farm Bureau organizations. In 2013, Farm Bureau Property & Casualty paid us approximately $2,183,000.

We also participate in an expense allocation agreement with Farm Bureau Property & Casualty for the use of property and equipment. We incurred lease expense relating to this agreement of approximately $1,130,000 in 2013.

Through our investment adviser subsidiary, FBL Investment Management Services, Inc., we provide investment advice and related services. Farm Bureau Property & Casualty and its affiliates paid us approximately $1,714,000 for these services in 2013.

Farm Bureau Property & Casualty and other Farm Bureau organizations will, on occasion, enter into structured settlement arrangements with FBL Assigned Benefit Company (FBLABC), one of our indirect wholly-owned subsidiaries. For a fee, FBLABC relieves Farm Bureau Property & Casualty of its contractual obligations relating to a policyholder and funds payments to the policyholder with an annuity contract purchased from Farm Bureau Life. Premiums paid to us during 2013 under this arrangement from Farm Bureau Property & Casualty and its affiliates totaled approximately $1,540,000.

PROPOSAL NUMBER TWO - ADVISORY VOTE ON
EXECUTIVE OFFICER COMPENSATION

In 2011, 2012 and 2013 we received the affirmation of over 98% of shares voting in regard to a resolution approving our pay practices for executive compensation as discussed in "Executive Compensation - Compensation Discussion and Analysis." We also received in 2011 the concurrence of over 97% of shares voting for an annual review of the "Say on Pay" vote, as opposed to a review every two or three years. The Board of Directors noted the heavy majority voting in favor of our executive compensation resolution, and in favor of an annual review. It resolved to accept the shareholders' recommendation for an annual frequency of the Say on Pay resolution. Therefore, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act), we again seek a non-binding advisory vote from our stockholders to approve the compensation of our named executive officers as described under "Executive Compensation - Compensation Discussion and Analysis" and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

This proposal gives our stockholders the opportunity to express their views on the Company's named executive officers' compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. To the extent there is a significant vote against the compensation of our named executive officers as disclosed in this proxy statement, the Management Development and Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

As we discuss in our Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to deliver a performance based pay philosophy, are aligned with the long-term interests of our stockholders and are competitive. We also continue to make adjustments to executive and company wide compensation practices when we find them advisable. The Company's principal compensation policies, which enable the Company to attract and retain talented executive officers to lead the Company in the achievement of our business objectives, include:

•	We make annual cash compensation decisions based on assessment of the Company's performance against measurable financial goals, as well as each executive's individual performance.

•
We emphasize long-term incentive compensation awards that collectively reward executive officers based on individual performance, external and internal peer equity compensation practices, and the executive officer's job responsibilities.

•	We design pay practices to retain a highly talented and experienced senior executive team.

•	We require equity ownership by our senior executive officers.

As a result, we are presenting this proposal, which gives you, as a stockholder, the opportunity to approve our named executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company's Proxy Statement for its 2014 Annual Meeting.

The affirmative vote of a majority of the Class A common shares and Series B preferred shares present or represented and entitled to vote either in person or by proxy, voting as one class, is required to approve this non-binding proposal. Also required for approval is the affirmative vote of a majority of the Class B common shares present or represented and entitled to vote either in person or by proxy. Votes marked as "abstain" shall be of no effect in causing the matter to be approved or not to be approved.

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of FBL's financial reporting, internal controls, compliance, risk analysis and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. The Charter is available on the Company's website, www.fblfinancial.com. The Audit Committee is comprised solely of independent directors as defined by the listing standards of the NYSE.
The Audit Committee is responsible for hiring the independent registered public accounting firm. Ernst & Young LLP has served as such for a number of years. The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP.
Management is responsible for the preparation, presentation and integrity of FBL's financial statements, accounting and financial reporting principles, establishing and maintaining disclosure controls and procedures, establishing and maintaining internal control over financial reporting, evaluating the effectiveness of disclosure controls and procedures, evaluating the effectiveness of internal control over financial reporting, and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.
Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
During the course of 2013, management continued its evaluation of FBL's system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Committee meeting. At the conclusion of the year, the Committee reviewed management's report on the effectiveness of the Company's internal control over financial reporting.
The Committee also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC, as well as Ernst & Young LLP's Report of Independent Registered Public Accounting Firm on Internal Controls Over Financial Reporting and its Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements, both included in the Company's Annual Report on Form 10-K related to its audit of (i) the effectiveness of internal control over financial reporting and (ii) the consolidated financial statements and financial statement schedules. The Committee continues to oversee FBL's efforts related to its internal control over financial reporting and management's preparations for the evaluation in fiscal year 2014.
The Audit Committee has discussed with Ernst & Young LLP all matters required to be discussed by the Public Company Accounting Oversight Board's ("PCAOB") Auditing Standard No. 16, Communications with Audit Committees. In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by the PCAOB's Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and the Audit Committee has discussed with Ernst & Young LLP the firm's independence.

Based on the committee's review of the consolidated financial statements and discussions with and representations from management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that FBL's audited consolidated financial statements be included in FBL's Annual Report on Form 10-K for fiscal year 2013, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Paul E. Larson, Chair
Roger K. Brooks
Jerry L. Chicoine

PROPOSAL NUMBER THREE - RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed, and the Board has approved, Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2014. You are being asked to ratify this action of the Audit Committee. Should you not ratify the Audit Committee's action, it will review the matter, and may make such decision as it believes appropriate, consistent with its role as the sole body responsible for appointing the Independent Registered Public Accounting Firm. That decision may include retaining the Independent Registered Public Accounting Firm despite not receiving your ratification, or dismissing the firm at any time if conditions warrant.

Ernst & Young LLP provided audit and other services during 2013 and 2012 for fees totaling $1,353,745 and $1,226,460, respectively. This included the following fees:

Audit Fees: $1,188,200 and $1,103,350, respectively, for the annual audit of the Company's consolidated financial statements and review of interim financial statements in the Company's Reports on Form 10-Q;

Audit Related Fees: $62,995 and $61,495, respectively, primarily for employee benefit plan audits;

Tax Related Fees: $102,550 and $61,615, respectively, for tax compliance, tax consulting and tax planning, and

All Other Fees: $0 and $0, respectively.

The Company's policy, as reflected in the Audit Committee Charter which can be found on our website at www.fblfinancial.com, is that all services provided by the Company's Independent Registered Public Accounting Firm, and fees for such services, must be approved by the Audit Committee. The committee has determined to grant general pre-approval authority to management of $10,000 per engagement for tax, audit and audit related services, each not to exceed $40,000 in total in a calendar quarter. In each case the services must not impair the independence of the Independent Registered Public Accounting Firm. These engagements are ratified by the committee on a quarterly basis. Engagements exceeding those limits require specific pre-approval by the Audit Committee. The Audit Committee reviews with Ernst & Young LLP whether the non-audit services to be provided are compatible with maintaining the firm's independence. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions, and other services specifically related to accounting or audit matters such as audits of employee benefit plans.

Representatives of Ernst & Young LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

YOUR BOARD UNANIMOUSLY RECOMMENDS YOUR VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

Abstentions or votes withheld on any of the proposals will be treated as present at the meeting for purposes of determining a quorum, but will not be counted as votes cast.

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 22, 2014.

FBL FINANCIAL GROUP, INC.

FBL Financial Group, Inc.

M70491-P49461-Z62597

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 14, 2014
Date: May 22, 2014 **Time:** 8:00 A.M. CDT
Location: 5400 University Avenue
West Des Moines, Iowa 50266

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. NOTICE AND PROXY STATEMENT   2. FORM 10-K

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*. You can also view FBL's online annual report on the home page of its website, www.fblfinancial.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 8, 2014 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: To vote in person, attend FBL's Annual Meeting of Shareholders on May 22, 2014 at 8:00 a.m. CDT. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M70492-P49461-Z62597

Voting Items

The Board of Directors recommends you vote FOR ALL the following nominees:

1. Election of Directors

   Nominees

   01) James P. Brannen
   02) Roger K. Brooks
   03) Jerry L. Chicoine
   04) Paul E. Larson

The Board of Directors recommends you vote FOR proposals 2 and 3.

2. Advisory vote to approve named executive officer compensation.

3. Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2014.

M70493-P49461-Z62597

FBL Financial Group, Inc.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date (two days before for participants in the Farm Bureau 401(k) Plan). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by FBL Financial Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date (two days before for participants in the Farm Bureau 401(k) Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on May 22, 2014 (two days before for participants in the Farm Bureau 401(k) Plan).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M70479-P49461-Z62597

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

FBL FINANCIAL GROUP, INC.

The Board of Directors recommends you vote FOR ALL the following nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) James P. Brannen
02) Roger K. Brooks
03) Jerry L. Chicoine
04) Paul E. Larson

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐
3. Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for 2014.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

FBL Financial Group, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
In addition, you can view FBL's online annual report on the home page of its website, www.fblfinancial.com.

M70480-P49461-Z62597

FBL FINANCIAL GROUP, INC.
Annual Meeting May 22, 2014
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned Class A shareholder of FBL Financial Group, Inc., an Iowa corporation, appoints Craig D.Hill and James P. Brannen, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the annual meeting of its shareholders to be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa, on May 22, 2014, at 8:00 a.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as indicated on the reverse side.

THIS proxy will be voted "FOR ALL" nominees listed in proposal 1 and "FOR" proposals 2 and 3, if no instruction for the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of Management.

ATTENTION participants in 401(k) Plan: If shares of FBL Financial Group, Inc. Class A Common Stock are held through Farm Bureau's 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares. Your proxy must be received no later than 11:59 P.M., Central Time, on May 20, 2014 so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares of FBL Financial Group, Inc. Class A Common Stock held in the Farm Bureau 401(k) Plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the Plan that are timely voted.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side